EXHIBIT 10.24
SUBLEASE AGREEMENT
     This SUBLEASE AGREEMENT (“Sublease”) is made as of the 18th day of June, 2009 (“Effective Date”), by and between PHENOMIX CORPORATION, a Delaware corporation (the “Sublandlord”) and ANADYS PHARMACEUTICALS, INC., a Delaware corporation (the “Subtenant”) with regard to the following facts.
R E C I T A L S:
     A. Sublandlord is the tenant under that certain Lease Agreement dated as of July 31, 2003 (the “Master Lease”), with VPI Oberlin I, L.P., a California limited partnership (the “Landlord”) (a copy of which Master Lease is attached hereto as Exhibit A and by this reference made a part hereof, subject to the exclusions in Section 7 below and elsewhere in this Sublease) concerning approximately 16,603 rentable square feet of space (the “Premises”) located in Suite 200 of the building located at 5871 Oberlin Drive, San Diego, California 92121 (the “Building”).
     B. Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of approximately 13,893 rentable square feet of space (which portion shall be hereafter referred to as the “Subleased Premises”) more particularly set forth on Exhibit B, attached hereto, and Sublandlord has agreed to sublease the Subleased Premises to Subtenant upon the terms, covenants and conditions herein set forth.
     C. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to those terms in the Master Lease.
A G R E E M E N T:
     In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Sublease. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and takes from Sublandlord the Subleased Premises. For the avoidance of doubt, the Subleased Premises do not include any portion of the vivarium within the Premises and Subtenant shall have no responsibility or liability whatsoever with respect to such vivarium, and any references in the Master Lease to the vivarium are not applicable to this Sublease. Sublandlord may elect to sublet the vivarium separately, in which case, Sublandlord will be responsible for securing the vivarium and all access to such vivarium separate from the Subleased Premises and in a manner so as to avoid interference with Subtenant’s use and occupancy of the Subleased Premises.
     2. Term. The term of this Sublease shall commence on the date Sublandlord delivers the Subleased Premises to Subtenant; provided such date shall occur no later than ten (10) business days after Landlord provides its consent to this Sublease or July 15, 2009 (provided Landlord has provided its consent prior to such date), whichever is sooner (“Commencement Date”) and shall end, unless sooner terminated as provided in the Master Lease on January 31, 2011 (“Expiration Date”). Sublandlord will use good faith efforts and reasonable diligence to cause Landlord to provide its consent to this Sublease as soon as possible after the date of full execution of this Sublease. In the event such consent is not obtained on or before July 15, 2009, Subtenant shall have the option, by written notice to Sublandlord, to terminate this Sublease.
     3. Rent. From and after the Commencement Date, Subtenant shall pay base rent during the term of this Sublease in the amount of Two and 15/100 Dollars ($2.15) per rentable square foot of the Subleased Premises per month, payable in advance on the first day of each month in equal monthly installments of Twenty-Nine Thousand Eight Hundred Sixty-Nine and 95/100 Dollars ($29,869.95). Additionally, Subtenant shall pay eighty-three and sixty-seven one-hundredths percent (83.67%) of all Operating Expenses charged to Sublandlord under the terms of the Master Lease and Subtenant shall be responsible for all separately metered utilities, trash and janitorial services provided to the Subleased Premises. In the event Sublandlord finds a third party subtenant for the vivarium, Sublandlord and Subtenant will mutually agree to an equitable method for pro rating utilities and services between the Subleased Premises and the vivarium. In the event that the term of this Sublease shall begin or end on a date which is not the first day of a month, base rent shall be prorated as of such date. On the Commencement Date, Subtenant shall deliver to Sublandlord the first month’s rent, plus the amount of $29,869.95 as a Security Deposit to be held by Sublandlord pursuant to the terms of Section 18 of the Master Lease.
     4. Use. Subtenant covenants and agrees to use the Premises in accordance with the provisions of the Master Lease and for no other purpose and otherwise in accordance with the terms and conditions of the Master Lease and this Sublease. Subtenant may require the use of areas outside the Subleased Premises for equipment used in connection with its business activities, and Subtenant will obtain Sublandlord’s consent prior to such use and, if such consent is provided by Sublandlord, Sublandlord agrees to use commercially reasonable efforts to obtain Landlord’s consent to such use.
     5. Master Lease. As applied to this Sublease, the words “Landlord” and “Tenant” as used in the Master Lease shall be deemed to refer to Sublandlord and Subtenant hereunder, respectively. Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of the Landlord under, the Master Lease. Except as otherwise expressly provided in Section 7 hereof, the covenants, agreements, terms, provisions and conditions of the Master Lease insofar as they relate to the Subleased Premises and insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of the Landlord and the Tenant under the Master Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively. As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control.
     6. Landlord’s Performance Under Master Lease.
          6.1 Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of the Landlord by the terms of the Master Lease. Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations hereunder to the extent such obligations are dependent on performance by Landlord, are conditional upon due performance by the Landlord of its corresponding obligations under the Master Lease and Sublandlord shall not be liable to Subtenant for any default of the Landlord under the Master Lease. Subtenant shall not have any claim against Sublandlord by reason of the Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless such failure or refusal is a result of Sublandlord’s act or failure to act. Sublandlord hereby agrees to use commercially reasonable efforts to enforce the terms of the Master Lease against Landlord. This Sublease shall remain in full force and effect notwithstanding the Landlord’s failure or refusal to comply with any such provisions of the Master Lease and Subtenant shall pay the base rent and additional rent and all other charges provided for herein without any abatement, deduction or setoff whatsoever. Subtenant covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease, except as modified herein. Furthermore, Subtenant and Sublandlord further covenant not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Master Lease on the part of the Tenant thereunder.
          6.2 Whenever the consent of Landlord shall be required by, or Landlord shall fail to perform its obligations under, the Master Lease, Sublandlord agrees to use its best efforts to obtain, at Subtenant’s sole cost and expense, such consent and/or performance on behalf of Subtenant. Notwithstanding the foregoing, Sublandlord and Subtenant will each pay one half of the amount charged by Landlord for its consent to this Sublease.
          6.3 Sublandlord represents and warrants to Subtenant that (a) the Master Lease is in full force and effect and the attached Exhibit A is a true, correct and complete copy of the Master Lease; (b) all obligations of both Landlord and Sublandlord thereunder have been satisfied; (c) Sublandlord has neither given nor received a notice of default pursuant to the Master Lease and (d) the Premises as of the Commencement Date are and have been in compliance with Sections 5.2 and 24 of the Master Lease.
          6.4 Sublandlord covenants as follows: (i) not to voluntarily terminate the Master Lease, (ii) not to modify the Master Lease so as to adversely affect Subtenant’s rights hereunder, and (iii) to take all actions reasonably necessary to preserve the Master Lease.
     7. Variations from Master Lease. The following covenants, agreements, terms, provisions and conditions of the Master Lease are hereby modified or not incorporated herein:
          7.1 Notwithstanding anything to the contrary set forth in Sections 3, 7 and 18 of the Master Lease, the term of this Sublease and base rent payable under this Sublease and the amount of the Security Deposit required of Subtenant shall be as set forth in Sections 2 and 3 above. In addition, the last three (3) sentences of Section 18 (security interest in trade fixtures) shall not apply to Subtenant or this Sublease.
          7.2 The parties hereto represent and warrant to each other that neither party dealt with any broker other than Irving Hughes and Jones Lang LaSalle Americas, Inc. (“Broker”) in connection with the consummation of this Sublease and each party agrees to indemnify, hold and save the other party harmless from and against any and all claims for brokerage commissions arising out of either of their acts in connection with this Sublease, other than the fees payable to Broker, which such fees shall be paid by Sublandlord. In the event Sublandlord fails to pay the Subtenant’s Broker its leasing commission in an amount equal to four percent (4%) of the base rent, Subtenant may offset its rent by an amount equal to the unpaid commission due to the Subtenant’s Broker, plus interest at the rate of 10% of the amount due (or the highest rate permitted by law, whichever is less); provided, however, that in the event Subtenant offsets its rental obligation by an amount equal to the unpaid commission due to the Subtenant’s Broker, Subtenant hereby agrees and hereby does indemnify, hold and save Sublandlord harmless from and against any and all claims for brokerage commissions from the Subtenant’s Broker. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Sublease.
          7.3 Notwithstanding anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease shall be deemed to be the property of Sublandlord, and any proceeds received by Subtenant will be deemed to be the property of Subtenant.
          7.4 Any notice which may or shall be given by either party hereunder shall be either delivered personally or sent by certified mail, return receipt requested, addressed to Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, Attn: Controller, Finance (if to Subtenant prior to the Commencement Date), or to Anadys Pharmaceuticals, Inc., 5871 Oberlin Drive, Suite 200, San Diego, California 92121, Attn: Controller, Finance (if to Subtenant after the Commencement Date), or c/o Phenomix Corporation, 5930 Cornerstone Court West, Suite 230, San Diego, California 92121, Attn: Corporate Counsel (if to the Sublandlord), or to such other address as may have been designated in a notice given in accordance with the provisions of this Section 7.4. Upon receipt of any notice from Landlord relating to the Premises, Sublandlord shall promptly deliver a copy of such notice to Subtenant in accordance with the terms and conditions of this Section 7.4.
          7.5 All amounts payable hereunder by Subtenant shall be payable directly to Sublandlord and sent to c/o Phenomix Corporation, 5930 Cornerstone Court West, Suite 230, San Diego, California 92121, Attn: Accounts Payable. The foregoing is subject to the assignment of rents set forth in Section 21 of the Master Lease.
          7.6 The provisions of Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.8 (as to payments only), 2.12, 2.13, 2.14, 2.15, 2.16, 4, 5.6, 30, 36.1, the last two sentences of Section 14, the last three sentences of Section 18, the first sentence of Section 24 (provided that all references in Section 24 to Landlord shall mean and refer to the Landlord and not Sublandlord and that the requirement to remediate, if necessary, will be determined by Landlord and not Sublandlord, but that all notices will be delivered to both Landlord and Sublandlord), and Exhibits A-2, D, E and F of the Master Lease shall not apply to this Sublease.
          7.7 Sublandlord shall deliver the Subleased Premises to Subtenant in its current “as is” condition, except that all HVAC, electrical, life safety, security system, generator and plumbing systems shall be in good working order on the Commencement Date hereof.

          7.8 Subtenant shall be permitted to use all existing FF&E in the Subleased Premises at no cost during the term of this Sublease. The title to the FF&E in the Subleased Premises shall remain with Sublandlord and a list of such FF&E is attached hereto as Exhibit C. Subtenant shall not be required to remove any alterations or improvements located in the Subleased Premises upon the expiration of the term hereof or to perform any other restoration requirements set forth in the Master Lease (including Section 14 of the Master Lease); provided however that Subtenant will surrender the Subleased Premises in as good condition and repair as received, reasonable wear and tear and casualty damage excepted (subject to Section 10 below) and shall remove its personal property from the Subleased Premises prior to the Expiration Date.
          7.9 Sublandlord agrees to indemnify, defend, protect and hold Subtenant harmless from and against any and all claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities, losses, including reasonable attorneys’ fees and expenses regarding the presence and/or remediation of any Hazardous Substances at, on or about the Subleased Premises existing prior to the term of this Sublease other than any Hazardous Substances brought onto the Subleased Premises by Subtenant and/or its assignees, agents, employees, contractors or licensees. The provisions of this Section 7.9 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease.
          7.10 Sections 11.1, 11.2 and 11.3 of the Master Lease shall be applicable to Subtenant’s insurance obligations pursuant to this Sublease with the following changes:
               (a) Subtenant will not be required to obtain business interruption insurance and Subtenant’s property insurance will not cover any improvements or alterations within the Subleased Premises (which will be covered by Sublandlord’s insurance);
               (b) The liability policy carried by Subtenant is a general liability and not public liability policy;
               (c) Subtenant’s products and pollution liability insurance may be written on a claims made basis, but all other insurance will be written on an occurrence basis; and
               (d) The deductible amount of Tenant’s insurance may not exceed $25,000.
          7.11 Subtenant shall have the right to install the phone system which is currently in the Subleased Premises but not installed. Subtenant shall pay for any installation and maintenance of such phone system. At no cost to Subtenant, Sublandlord shall leave the existing network cabling, patch panel, and rack, with all wires labeled, for Subtenant’s use. The title of such phone system shall remain with Sublandlord.
          7.12 Sublandlord agrees to allow Subtenant access to the roof top for the maintenance of equipment, subject to receipt of approval from the Landlord.
     8. Indemnity. Except to the extent any such claims, losses and damages are caused by, or are the result of, the negligence of Sublandlord and/or its assignees, agents, employees, contractors or licensees, Subtenant hereby agrees to indemnify and hold Sublandlord harmless from and against any and all claims, losses and damages, including, without limitation, reasonable attorneys’ fees and disbursements, which may at any time be asserted against Sublandlord by (a) the Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Master Lease which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (b) any person by reason of Subtenant’s use and/or occupancy of the Subleased Premises. Sublandlord hereby agrees to defend, indemnify and hold harmless Subtenant from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from Sublandlord’s breach of any provisions of this Sublease. The provisions of this Section 8 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease.
     9. Cancellation of Master Lease. In the event of the cancellation or termination of the Master Lease for any reason whatsoever or of the involuntary surrender of the Master Lease by operation of law prior to the expiration date of this Sublease, Subtenant agrees to make full and complete attornment to the Landlord under the Master Lease for the balance of the term of this Sublease and upon the then executory terms hereof at the option of the Landlord at any time during Subtenant’s occupancy of the Premises, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to the Landlord and Subtenant. Subtenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request of the Landlord, and Subtenant waives the provisions of any law now or hereafter in effect which may give Subtenant any right of election to terminate this Sublease or to surrender possession of the Subleased Premises in the event any proceeding is brought by the Landlord under the Master Lease to terminate the Master Lease.
     10. Hazardous Substances. On or before the Commencement Date, Sublandlord shall deliver to Subtenant a Phase I Environmental Site Assessment with respect to the Subleased Premises in accordance with the standards set forth in Exhibit G to the Master Lease; provided, however, that Sublandlord makes no representation or warranty regarding such report, except that in the event any contamination is evidenced in such report, such contamination will not be the responsibility of Subtenant and Sublandlord will indemnify, defend and hold Subtenant harmless from and against any claims made against Subtenant as a result of such contamination. Within three (3) business days of the Expiration Date, Subtenant shall deliver to Sublandlord a Phase I Environmental Site Assessment dated through the Expiration Date in accordance with the standards set forth in Exhibit G to the Master Lease; provided, however, that Subtenant makes no representation or warranty regarding such report.
     11. Certificates. Each party hereto shall at any time and from time to time as requested by the other party upon not less than ten (10) days prior written notice, execute, acknowledge and deliver to the other party, a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications, if any), certifying the dates to which rent and any other charges have been paid and stating whether or not, to the knowledge of the person signing the certificate, the other party is in default beyond any applicable grace period provided herein in performance of any of its obligations under this Sublease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.
     12. Assignment or Subletting. Subject to all of the rights of the Landlord under the Master Lease and the restrictions contained in the Master Lease, Subtenant shall not be entitled to assign this Sublease or to sublet all or any portion of the Premises without the prior written consent of Sublandlord, which consent may be withheld by Sublandlord in its sole discretion. Notwithstanding the foregoing, Subtenant may enter into a “Permitted Transfer” as defined in the Master Lease without obtaining Landlord’s or Sublandlord’s consent.
     13. Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.
     14. Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.
     15. Captions and Definitions. Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease.
     16. Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.
     17. Governing Law. This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of California.
     18. Attorneys’ Fees. If either party commences legal action against the other party in connection with this Sublease, the prevailing party will be entitled to recover costs of suit and reasonable attorneys’ fees.
     19. Consent of Landlord. The validity of this Sublease shall be subject to the Landlord’s prior written consent hereto pursuant to the terms of the Master Lease, and if Landlord’s consent shall not be obtained and a copy thereof delivered to Subtenant within thirty (30) days of the date hereof, Subtenant shall have the option to cancel this Sublease by notice to Sublandlord within forty (40) days from the date hereof.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

Sublandlord:	PHENOMIX CORPORATION,
a Delaware corporation

	By:	/s/ Hans-Peter Guler
	Name:	Hans-Peter Guler, M.D.
	Title:	Chief Medical Officer

Subtenant:	ANADYS PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Stephen T. Worland
	Name:	Stephen T. Worland, Ph.D.
	Title:	President and Chief Executive Officer

	By:	/s/ James T. Glover
	Name:	James T. Glover
	Title:	Senior Vice President, Operations and Chief
Financial Officer

EXHIBIT A
THE MASTER LEASE
LEASE AGREEMENT
     This Lease Agreement (this “Lease”) is entered into as of July 31, 2003, between VPI OBERLIN I, L.P., a California limited partnership (“Landlord”), and PHENOMIX CORPORATION, a Delaware corporation (“Tenant”), who agree as follows with respect to the real property located at 5871 Oberlin Drive, San Diego, California, described on the attached Exhibit A-1 (the “Project”) on which is located a building consisting of approximately 33,728 square feet (the “Building”) as depicted on the Building Floor Plan attached to this Lease as Exhibit B (the “Building Floor Plan”):
     1. Agreement to Let. Landlord leases to Tenant, and Tenant leases from Landlord, the premises defined below, along with the non-exclusive right to use those portions of the Project owned by Landlord and intended for common use by tenants and invitees of the Project, including the Building lobby, landscaped areas, common passageways, walkways, hallways, parking areas, and driveways (the “Common Area”). Except as specifically set forth herein, this Lease confers no rights, however, to the roof, exterior walls, or utility raceways of the Building, nor with regard to either the subsurface of the land below the ground level of the Project or with regard to the air space above the ceiling of the Building, or to parking spaces not assigned to Tenant. Tenant’s rental obligations and rights to possession do not begin until the Commencement Date as defined below.
     2. Principal Lease Provisions and Definitions. The following are the “Principal Lease Provisions” of and definitions applicable to this Lease. Other portions of this Lease explain and define the Principal Lease Provisions in more detail and should be read in conjunction with this Article.
          2.1 “Basic Monthly Rent” means the sum of the following, on a fully net basis: (a) the product of $2.65 multiplied by the number of Rentable Square Feet of the Premises, plus (b) the product of 0.01559 multiplied by the Additional Allowance, if any. Basic Monthly Rent is increased by 3.5% on the first day of the calendar month that is one year after the Commencement Date, and again on each anniversary of such date of rent increase.
          2.2 “Broker” means Steve Bollert of Burnham Real Estate. The parties acknowledge and agree that the Broker is acting as a dual agent, and the parties consent to such dual agency, but neither broker nor any of its agents may bind Landlord or Tenant or make any representations on behalf of Landlord or Tenant (and neither Landlord nor Tenant may rely on any representations, warranties, or commitments made by Broker).
          2.3 “Commencement Date,” as to all portions of the Premises other than the vivarium, means the earliest of the following: (a) the date on which Phase 1 of Landlord’s Work is Substantially Completed (as defined below); (b) the date on which Phase 1 of Landlord’s Work would have been substantially completed if not for Tenant Delay; and (c) the date on which Tenant first conducts business on the Premises. “Commencement Date,” as to the vivarium, means the earliest of the following: (a) the date on which construction of the vivarium is Substantially Completed (as defined below); (b) the date on which construction of the vivarium would have been substantially completed if not for Tenant Delay; and (c) the date on which Tenant first conducts operations in the vivarium. For purposes of this Lease, “Substantially Completed” means the date on which all of the following have occurred: (i) the City of San Diego Building Inspector gives its final sign-off on any building inspection record card for the applicable Phase of Landlord’s Work or a temporary certificate of occupancy is issued for the applicable Phase of Landlord’s Work, and (ii) the applicable Phase of Landlord’s Work is in a condition that Tenant can begin operations from the applicable portion of the Premises, subject only to minor punch-list items. Within 30 days after substantial completion of the applicable Phase of Landlord’s work, Landlord and Tenant shall: (a) participate in a joint walk through of the Premises for the purpose of preparing a punch-list of items of required repair or other deficiencies in construction (and Landlord shall use commercially reasonable efforts to cause the punch-list items to be corrected as soon as possible); and (b) acknowledge, in a mutually executed instrument, the Commencement Date as to such phase, Tenant’s acceptance of the Premises including the applicable Phase of Landlord’s Work, the Expiration Date, the Rentable Square Feet of Premises, and the Basic Monthly Rent. Notwithstanding anything to the contrary contained in the paragraph, if the vivarium is not completed in accordance with this Lease within 20 weeks after issuance of the Vivarium Permit, as defined in Section 2.5 (the “Vivarium Deadline”) for any reason other than Tenant Delay or force majeure delay, then Basic Monthly Rent will be abated as follows (prorated for the number of days within the applicable delay period):

Period of Delay after Vivarium Deadline	Applicable Monthly Rent Abated
First 30 days	$7,420
31st – 60th day	$13,250
61st – 90th day	$26,500
Any subsequent delay	All Basic Monthly Rent
          2.4 “Expiration Date” means the date that is the seventh anniversary of the last day of the calendar month in which the Commencement Date occurs.
          2.5 Landlord’sWork. Landlord’s Work is defined and addressed in the attached Exhibit A-2.
          2.6 “Landlord’s Warranty Obligations” means Landlord’s obligations to Tenant to correct any defects in Landlord’s Work that are specifically identified in writing by Tenant to Landlord during the first year after the Commencement Date, and to complete Landlord’s Work in compliance with all Applicable Regulations. Landlord shall to fulfill Landlord’s Warranty Obligations.
          2.7 Notice Addresses for Tenant: At the Premises.
          2.8 Notice and Payment Address for Landlord: VPI Oberlin I, L.P., ATTN: Daniel Ryan, 4350 La Jolla Village Drive, Suite 960, San Diego, California, 92122; with a copy of notices to: Vanguard Law Group, LLP, ATTN: Jeffrey A. Schneider, Esq., 8910 University Center Lane, Suite 500, San Diego, California 92122.

          2.9 “Operations Plan” means a detailed lists of chemicals (including all codes and classifications) to be used or located in the Premises or used or transported by Tenant or its Invitees on the Project. Tenant shall deliver the Operations Plan to Landlord concurrent with the execution of this Lease and an updated Operations Plan on each anniversary of this Lease. If, at any time during the Term, Tenant desires to use material amounts of chemicals not identified in the Operations Plan on a regular basis, Tenant shall provide Landlord with an updated Operations Plan before integrating the use of the new chemicals into Tenant’s operations.
          2.10 “Permitted Use” means Tenant’s use of the Premises for general office, laboratory, and support areas for biomedical research and development in accordance with the Operations Plan (as amended from time to time) and all Applicable Regulations (subject to Section 5.6 below).
          2.11 “Premises” means the portion of the Building depicted on the site plan attached as Exhibit “C” to this Lease.
          2.12 Rent Holiday: Tenant is not obligated to pay Basic Monthly Rent or Tenant’s Pro Rata Share of Operating Expenses for the Premises (other than the vivarium) on account of the first 120 days after the Commencement Date of the Premises unless and until Tenant commits a default under this Lease (that is not cured within the applicable cure period). Similarly, Tenant is not obligated to pay Basic Monthly Rent or Tenant’s Pro Rata Share of Operating Expenses for the vivarium space on account of the first 120 days after the Commencement Date for the vivarium as determined in accordance with Section 2.3 unless and until Tenant commits a default under this Lease (that is not cured within the applicable cure period).
          2.13 “Rentable Square Feet” of the Building means 33,728 square feet (based on drip line). Rentable Square Feet of the Premises means the number of square feet of the Premises plus Tenant’s Pro Rata Share of the number of square feet of Common Area in the Building based on the customary industrial drip-line” measurement standard, as reasonably determined by the TI Architect. Within 30 days after Landlord’s Work is Substantially Completed, Landlord shall cause the TI Architect to measure the Premises and the Common Area and to certify the Rentable Square Feet of the Premises. Landlord and Tenant agree that such figures are deemed accurate and, therefore, not subject to re-measurement or adjustment by Landlord or Tenant. Landlord and Tenant estimate that the Rentable Square Feet of the Premises will be approximately 16,603 square feet.
          2.14 “Security Deposit” means cash or letter of credit in an amount equal to four months of Basic Monthly Rent, as that amount may change from time to time. If, at any time during the Term, after Landlord’s request, Tenant cannot reasonably establish to Landlord that Tenant’s unencumbered cash holdings equal or exceed $3.5 million, then Tenant shall increase the Security Deposit to an amount equal to six months of the then current Basic Monthly Rent.
          2.15 “Tenant Delay” means delay to any portion of Landlord’s Work caused by Tenant or its agents, such as delays for long lead-time items requested by Tenant, delays resulting from Tenant or its agents interference with the construction process, delays resulting from requests by Tenant to make changes to Landlord’s Work, and delays resulting from Tenant’s failure to appropriately respond within five business days after Landlord’s written request for information relating to construction of Landlord’s Work or otherwise within any time period prescribed in this Lease. Tenant shall cause its authorized representative to attend each weekly construction meeting relating to Landlord’s Work (and information requested from Tenant in any such meeting and included in the minutes for the meeting constitutes written request for information contemplated by the preceding sentence).
          2.16 “Tenant’s Pro Rata Share” means the ratio of Rentable Square Feet of the Premises to the Rentable Square Feet of the Building. Landlord and Tenant estimate that Tenant’s Pro Rata Share will be approximately 49.23%.
     3. Term. The term of this Lease (the “Term”) commences on the date of this Lease and expires on the Expiration Date, subject to earlier termination in accordance with this Lease.
     4. Possession. Tenant is entitled to possession of the Premises on substantial completion of Landlord’s Work. When taking possession of the Premises, Tenant will be deemed to have thoroughly inspected the Premises and accepted the Premises in its as-is condition with no right to require Landlord to perform any work to the Premises or the Project (except any minor items set forth on a “punch-list” of excepted items with respect to Landlord’s Work delivered to and accepted by Landlord within 30 days after Tenant takes possession of the Premises), subject to Landlord’s Warranty Obligations set forth above. Except as Landlord’s Warranty Obligations, Tenant waives all warranties, whether express or implied (including any warranties of merchantability or fitness for a particular purpose), with respect to the Premises.
     5. Use of Premises.
          5.1 Permitted Use. Tenant may use the Premises for the Permitted Use and for no other use. Any change in the Permitted Use requires Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s reasonable discretion.
          5.2 Compliance with Laws. Subject to Landlord’s Warranty Obligations, Tenant shall comply with all laws concerning the Premises or Tenant’s use of the Premises, including the obligation at Tenant’s sole cost to alter, maintain, and restore the Premises in compliance with all applicable laws, even if the laws are enacted after the date of this Lease, even if compliance entails costs to Tenant of a substantial nature, and even if compliance requires structural alterations. Such obligation to comply with laws includes compliance with the Americans With Disabilities Act of 1990 (42 U.S.C. 12181 et seq.) (the “ADA”). If because of changes in the law, including changes to the ADA, modifications to the Common Area are required, Landlord shall cause the Common Area to conform with such new laws or regulations (the costs of which are to be paid by Landlord and amortized in Operating Expenses to the extent described in Section 8.1 below); provided, however, if Tenant’s particular use of the Premises results in the need for modifications or alterations to the Project (beyond Landlord’s Work), then Tenant shall promptly cause the completion of such modifications and alterations, at Tenant’s sole cost, in accordance with Article 13 below.

          5.3 General Covenants and Limitations on Use. Tenant may not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the premises or the Project, provided Landlord has notified Tenant and given Tenant a reasonable opportunity to bring its use into compliance to avoid cancellation of insurance or to procure alternative insurance reasonably acceptable to Landlord. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s particular use of the Premises, Tenant shall pay to Landlord, within 10 days after Landlord delivers to Tenant a notice of such increase, the amount of such increase. Furthermore, Tenant shall take all reasonable precautions to prevent any noxious activity from being carried on, in, on, or around the Premises, and to prevent anything from being done or kept in, on, or around the Premises that may be or become a public nuisance or that may cause disturbance, or annoyance to others in the Project, or on adjacent or nearby property. For example, Tenant shall take all reasonable measures to eliminate or minimize any noxious odors emanating from the Premises; provided, however, if in Landlord’s reasonable opinion, the vivarium is producing offensive or noxious odors, Tenant shall install and maintain carbon filters (at its sole costs), but the filter-housing will be provided by Landlord at its costs. Without limiting the generality of the foregoing, all unsightly equipment, objects, and conditions shall be kept enclosed within the Premises; no refuse, scraps, debris, garbage, trash, bulk materials, or waste shall be kept, stored, or allowed to accumulate except as may be properly enclosed within the Premises or in any trash areas in the Project designated by Landlord (provided that Landlord has provided adequate trash areas for the Project); and all pipes, wires, poles, antennas, and other facilities for utilities or the transmission or reception of audio or visual signals shall be kept and maintained enclosed within the Premises. Tenant may not keep or permit to be kept any motorcycle, or other vehicle, nor any animal (excluding certified service dogs), bird, reptile, or other exotic creature in, on or around the Premises, except for any research rodents (i.e., mice, hamsters, gerbils, and rats) residing in enclosed cages within the vivarium area in accordance with all Applicable Regulations subject to Section 5.6 below. Neither Tenant nor Tenant’s Invitees may do anything that will cause damage or waste to the Project. No machinery, apparatus, or other appliance may be used or operated in or on the Premises that will in any manner injure, vibrate, or shake all or any part of the Project. Tenant shall ensure that none of its employees, agents or Tenant’s Invitees prop open any doors or window or circumvent any security for the Project.
          5.4 Use of Common Area. Tenant shall, and shall cause its guests, invitees, customers, service-providers, and licensees (collectively, “Tenant’s Invitees”) to, comply with all rules and regulations regarding the Common Area as Landlord may from time to rime reasonably adopt. Landlord need not enforce the rules and regulations against other tenants of the Project, but if Landlord enforces such rules, it must do so in a non-discriminatory manner. Tenant may not store any property in the Common Area, whether temporarily or permanently (except that Tenant may locate its generator on the generator pad to be located in the Common Area and designated by Landlord for Tenant’s use and, subject to reasonable approval of Landlord and the other tenant(s) of the Project, establish a reception desk in the lobby area of the Building). Any property stored in the Common Area in violation of the foregoing may be removed by Landlord and disposed of, and the cost of such removal, storage, and disposal is payable by Tenant on demand. Additionally, in no event may Tenant use any portion of the Common Area for loading, unloading, or parking, except in those areas specifically designated by Landlord for such purposes, nor for any sidewalk sale, advertising, or other commercial purpose. Tenant acknowledges the unique nature of the Common Area lobby. Although Tenant’s use of such special Common Area is subject to Landlord’s rules and regulations, Tenant recognizes that it may suffer conflicts with other tenant(s) within the Project. The intent of parties is that the lobby will allow for each tenant of the Project to locate its own employee for reception purposes or to make its own arrangements (of which Landlord will have no involvement) with the other tenant(s) of the Project for shared reception personnel. Tenant acknowledges that it specifically negotiated for the opportunity to have such special Common Area for its own economic purposes; and Tenant assumes all liabilities and obligations and claims arising out of the shared use of the Common Area (and Tenant waives any rights or claims or actions it may have against Landlord on account of any losses, liabilities, or damages suffered by Tenant in connection with the shared use of the Common Area) other than as caused by Landlord’s gross negligence or willful conduct. The preceding sentence is not to be interpreted as creating any indemnity obligation by Tenant.
          5.5 Parking. Neither Tenant nor Tenant’s invitees may use the parking area within the Project (the “Parking Area”) except for Tenant’s Pro Rata Share of parking spaces designated in the Parking Area for parking and the driveways leading to them. Tenant shall comply with Landlord’s request, from time to time, to remove all vehicles from the Parking Area for purposes of maintenance and repair provided such maintenance and repair is conducted outside of normal business hours or Landlord provides alternative reasonable arrangements for Tenant’s employees to park. No personal property of any type may be stored or located in the Parking Area, and parking spaces may only be occupied by appropriately sized vehicles.
          5.6 Vivarium Use. The parties acknowledge that restrictions in the covenants, conditions, and restrictions governing the Project (the “CC&R’s”) may be interpreted to prohibit the use of the vivarium contemplated by this Lease. If Landlord or Tenant receive a notice from the association responsible for enforcing the CC&R’s or any “Owner” as defined in the CC&R’s (collectively referred to as the “Association”) requesting termination of the use of the vivarium, it shall notify the other, and Tenant and Landlord shall work together (at Landlord’s cost and direction) to obtain the Association’s consent (whether voluntary or involuntary) to the continued use of the vivarium. Landlord shall reimburse Tenant for all out-of-pocket costs incurred in connection with such defense and appeal (including attorneys fees and costs) and Landlord shall indemnify and defend Tenant from any claims and liabilities arising out of the CC&R’s or the Association on account of the use of the vivarium in accordance with this Lease. If, after exhausting all appeals and remedies, Landlord and Tenant mutually and reasonably determine that legal termination of Tenant’s use of the vivarium is imminent on account of violation of the CC&R’s, then: (a) Tenant shall relocate its vivarium use to another facility; (b) Basic Monthly Rent will be reduced by the product of the Basic Monthly Rent multiplied by the fraction, the numerator of which is the Rentable Square Feet of the vivarium area and the denominator of which is the Rentable Square Feet of the Premises; and (c) Landlord shall reimburse Tenant for the following costs reasonably incurred by Tenant: (i) the costs of relocating the animals (and, if necessary, any equipment) from the vivarium within the Premises to another local vivarium facility; (ii) the positive difference, if any, between the per-square-foot cost of the new vivarium facility (to the extent of its comparable facilities) minus the per-square-foot cost of the rent abatement described above, multiplied by the number of square feet of the vivarium depicted on the Floor Plan; and (iii) any actual losses incurred by Tenant from any existing contracts between Tenant and its clients resulting directly from the delays caused by the vivarium relocation.

     6. Signs. Tenant is entitled to Tenant’s Pro Rata Share of signage rights on the Premises in accordance with all applicable laws, regulations, and covenants, conditions and restrictions governing the Premises. Such signage rights include the right to install a monument sign and lobby directory subject to Landlord’s prior written consent (which may not unreasonably be withheld). Nevertheless, Tenant may not place, construct, or maintain any sign, advertisement, awning, banner, or other exterior decoration in the Premises which is visible from the exterior of the Premises (including inside the windows of the Premises), without Landlord’s prior written consent, which consent may not be unreasonably withheld. Tenant shall, at Tenant’s sole cost, make any changes to any of Tenant’s signage on the Project as required by any new or revised Applicable Regulation. Tenant shall install, maintain, repair, and replace all of Tenant’s signs at its sole cost and in first class condition.
     7. Monthly Rent. Tenant shall pay to Landlord as minimum monthly rent, without deduction, setoff, prior notice, or demand, the Basic Monthly Rent in advance, on or before the first day of each calendar month throughout the Term commencing on the Commencement Date. Concurrent with execution of this Lease, Tenant shall deposit with Landlord $43,997.95 as estimated first month’s Basic Monthly Rent. THIS LEASE IS INTENDED TO BE AN ABSOLUTE “NET LEASE” AND TENANT IS SOLELY RESPONSIBLE FOR THE CARE, MAINTENANCE, TAXES, INSURANCE, UTILITIES, REPAIR AND OPERATING EXPENSES OF THE PREMISES, INCLUDING ALL COSTS THEREOF, AS THOUGH TENANT WERE THE OWNER OF THE PREMISES, AND TENANT’S PRO RATA SHARE OF OPERATING EXPENSES EXCEPT AS SPECIFICALLY SET FORTH HEREIN. All monetary obligations of Tenant under this Lease constitute “rent” under this Lease.
     8. Operating Expenses
          8.1 Definition of Operating Expenses. Tenant is responsible for payment of Tenant’s Pro Rata Share of all Operating Expenses of the Project. As used in this Lease, the term “Operating Expenses” means all costs and expenses paid or incurred by Landlord relative to the operation, repair, restoration, replacement, maintenance, and management of the Project, including: (i) water, sewage disposal, drainage, refuse collection and disposal, gas, electricity, and other utility services, and the maintenance of all components, systems, and apparatus by which such utilities and services are provided, (ii) general maintenance and repair of the landscaping, and structural (subject to the limitations below) and non-structural components of the improvements located on the Project and any janitorial, and security services (if any), (iii) expenses payable by Landlord pursuant to the provisions of any recorded covenants, conditions, and restrictions, reciprocal easement agreements, and any other recorded documents affecting the Project (other than Landlord’s loan(s) secured by the Premises), (iv) all real property or real estate taxes, assessments, association dues, and other impositions, whether general, special, ordinary, or extraordinary, and of every kind and nature, which may be levied, assessed, imposed on the Project (“Real Estate Taxes”), (v) any personal property taxes, assessments, or other impositions levied, assessed, or imposed upon any personal property of Landlord used in connection with the Project, (vi) Insurance Expenses (as defined below), (vii) property management fees to Landlord or its agent in the amount of 3.5% of base rent payable by all tenants of the Project (including Tenant), and legal, accounting, inspection, and consultation fees, and (viii) capital improvements required by any change in Applicable Regulations, or other capital improvements, repairs, or replacements deemed reasonably necessary by Landlord or appropriate to reduce Operating Expenses for the Project or Premises (but excluding any initial improvements to the Project, such as Landlord’s Work); provided, however, any costs of such capital improvements shall be amortized (including a commercially reasonable interest factor reasonably determined by Landlord) over the anticipated useful life of such capital improvements.
          Notwithstanding the foregoing, Operating Expenses shall not include any of the following,: (a) legal fees, brokerage commissions, and advertising costs incurred in connection with the sale of any portion of the Project or the leasing of other premises within the Project; (b) costs incurred in connection with damage or repairs to the extent reimbursed from any insurance policy carried by Landlord in connection with the Project; (c) expenses for repair or replacement paid by condemnation awards; (d) executive or management salaries; (e) the cost of offsite service personnel to the extent that such personnel are not engaged in the management, operation, repair or maintenance of the Project; (f) Landlord’s general overhead; (g) ground lease payments and all principal, interest, loan fees, and other carrying costs related to any mortgage or deed of trust encumbering the Project, unless such costs are directly attributable to Tenant’s, its agents’ or employees’ activities in, on or about the Project, or as a result of a Tenant’s breach or default under this Lease; (h) legal fees, accountant fees and other expenses incurred in disputes regarding or associated with the enforcement or defense of Landlord’s title to or interest in the Project or any part thereof; (i) capital costs incurred for the repair or replacement of the structural aspects of the Building’s foundation, footings, structural support columns, exterior walls, and roof structure (which does not include the roof membrane); and (j) any costs, expenses, or liability incurred by Landlord on account of its obligations under Section 5.6 above.
          8.2 Payment of Operating Expenses. Landlord shall deliver to Tenant an annual statement setting forth the estimated Operating Expenses Landlord expects to incur for the applicable year (“Expense Statement”), Tenant shall pay one-twelfth of Tenant’s Pro Rata Share of the amount set forth in the Expense Statement with each payment of Basic Monthly Rent. Tenant’s payment obligations under this paragraph constitute additional rent under this Lease. If the sum of Tenant’s payments on account of Operating Expenses during any calendar year exceeds the actual Operating Expenses for the calendar year, then the excess will be credited against future Operating Expenses due from Tenant, or paid directly to Tenant. If the sum of Tenant’s Operating Expense payments for any calendar year is less than the actual Operating Expenses for the calendar year, then Tenant shall pay Landlord the amount of the deficiency within 30 days after delivery of Landlord’s statement reconciling the year’s Operating Expenses. Landlord’s delay in delivering any Expense Statement or reconciliation statement will not release Tenant of its obligation to pay any portion of the Operating Expenses.
     9. Utilities and Services. Landlord shall cause the Premises, the neighboring Premises within the Project, and the Common Areas (the Common Areas include any cooling towers, chillers and boilers, and any other equipment of Landlord for the common use of the Building) to be separately metered for electricity and Tenant shall pay the cost of all separately-metered utilities furnished to the Premises directly to the applicable utility provider. Tenant shall pay the Cost of all utilities and services (including any connection charges and taxes thereon) furnished to the Premises or used by Tenant, including electricity, water, heating, ventilating, air-conditioning, oil, sewer, gas, telephone, communication services, trash collection, and janitorial services. Landlord may furnish to the Premises any of the utilities and services set forth in the preceding sentence, in which case Tenant shall reimburse Landlord for Landlord’s cost of furnishing such utilities and services. Landlord may not be held liable for failure to furnish any utilities or services to the Premises when such failure results from causes beyond Landlord’s reasonable control. If Landlord constructs new or additional utility facilities not included in Landlord’s Work, including wiring, plumbing, conduits, or mains, resulting from Tenant’s changed or increased utility requirements, Tenant shall promptly pay to Landlord the total cost of such items. The discontinuance of any utilities or services, including Landlord’s discontinuance or failure to provide any of the utilities or services furnished by Landlord to the Premises, shall neither be deemed an actual or constructive eviction, nor release Tenant from its obligations under this Lease including Tenant’s obligation to pay rent. Notwithstanding the foregoing, Landlord will be liable to Tenant, as Tenant’s sole remedy, for 110% of the Basic Monthly Rent on account of any periods of interruption of utility services to the Premises during normal business days suffered by Tenant as the result of Landlord’s or its contractors’, agents’, employees’ or invitees’ gross negligence or willful misconduct.
     10. Maintenance.
          10.1 Tenant’s Maintenance Obligations. Tenant shall at its sole cost (i) maintain, repair, replace, and repaint, all in first class condition, all aspects and portions of the Premises other than those for which Landlord is responsible under Section 10.2, (ii) arrange for the removal of trash from the Premises, (iii) maintain service agreements reasonably satisfactory to Landlord relative to maintenance, repair, and replacement of the laboratory gas equipment and security systems within the Premises, (iv) maintain janitorial contracts (which contracts must at least include semi-annual floor waxing, grill cleaning and, when needed, carpet cleaning) and pest and termite control service agreements with respect to the Premises, reasonably acceptable to Landlord. Tenant shall provide Landlord with current copies of all maintenance, service and cleaning contracts throughout the Term. Tenant is additionally liable for any damage to the Premises or the Project resulting from the acts or omissions of Tenant, Tenant’s Invitees or, with respect to the Premises only, any other person not controlled by Landlord. If Tenant fails to maintain, repair, replace, or repaint any portion of the Premises as provided above (after notice from Landlord and a reasonable opportunity to complete the repair, maintenance, or replacement), then Landlord may maintain, repair, replace, or repaint any such portion of the Premises or Project and Tenant shall promptly reimburse Landlord for Landlord’s actual cost thereof, plus a supervisory fee in the amount of five percent of such actual cost, which sum constitutes additional rent under this Lease. Landlord, at Landlord’s sole discretion, may require Tenant to use specific contractors or construction techniques for the purpose of maintaining warranties or the integrity of the Premises provided such contractors or techniques are commercially reasonable. Tenant waives the provisions of California Civil Code Section 1942 (or any successor statute), and any similar principals of law with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expense of such repairs from rent.
          10.2 Landlord’s Maintenance Obligations. Landlord shall, subject to reimbursement in accordance with Article 8 above, use its best efforts to maintain, repair, and replace the Common Area and the structural and building systems of the Project, which are the foundations, exterior walls, roof, and central HVAC, mechanical, electrical, and plumbing systems outside the Premises in first class condition and good working order. Landlord’s failure to perform its obligations set forth in the preceding sentence will not release Tenant of its obligations under this Lease, including Tenant’s obligation to pay rent, but Tenant may bring a claim against Landlord for damages. Tenant waives the provisions of California Civil Code Section 1942 (or any successor statute), and any similar principals of law with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expense of such repairs from rent. If Landlord fails, within 30 days after receipt of written notice of such failure or within such longer period of time if such failure is not reasonably susceptible to cure within a 30-day period, to perform any of its material obligations hereunder to Tenant and such failure is material and adverse to Tenant, then, Tenant may, as its sole remedy, by process of law, compel Landlord to perform its obligations. Should Tenant be the prevailing party in such process to compel, then Landlord will pay Tenant upon demand all reasonable out-of-pocket costs incurred by Tenant pursuing such preceding remedy, including but not limited to reasonable attorneys’ fees.
     11. Insurance.
          11.1 Public Liability and Property Damage Insurance. Tenant shall maintain throughout the Term public liability and property damage insurance (i) with a single combined liability limit and property damage limit of not less than $2,000,000.00 per occurrence, (ii) insuring (a) against all liability of Tenant and Tenant’s Invitees arising out of or in connection with Tenant’s use or occupancy of the Premises, including products liability and pollution coverage, and (b) performance by Tenant of the indemnity provisions set forth in this Lease, and (iii) naming Landlord, its agents, and any ground lessor or lender holding a security interest in the Premises (“Lender”) as additional named insured, and (c) with umbrella coverage of $5 million. Not more frequently than once every year, if, in the reasonable opinion of Landlord or at the request of any Lender, the amount of such insurance at that time is not adequate, then Tenant shall increase such insurance as reasonably required by Landlord (provided such increase is commercially reasonable in comparison to the amounts and types of insurance required by landlords of similar properties in San Diego).
          11.2 Fire and Extended Coverage Insurance. Tenant shall maintain throughout the Term on Tenant’s Alterations and Tenant’s Personal Property (as defined below) a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, coverage with respect to increased costs due to building ordinances, demolition coverage, boiler and machinery insurance, and sprinkler leakage coverage, in each case to the extent of at least 100 percent of full replacement value, and business interruption insurance (covering at least a one-year interruption). Such “full replacement value” shall be determined by the company issuing such policy at the time the policy is initially obtained. Not more frequently than once every two years, either Landlord or Tenant may notify the other that it elects to have the replacement value re-determined by an insurance company. Such re-determination shall be made promptly and in accordance with the rules and practices of the Board of Fire Underwriters, or a like board recognized and generally accepted by the insurance company, and Landlord and Tenant shall be promptly notified of the results by the company. Such policy shall be promptly adjusted according to such re-determination. Tenant shall additionally maintain full coverage plate-glass insurance on the Premises, in which Landlord and any Lender be named as additional insureds.

          11.3 Tenant’s Insurance Generally. Insurance required to be maintained by Tenant under this Lease: (i) shall be issued as a primary policy (not contributed with, and in excess of coverage Landlord may carry) by insurance companies authorized to do business in California with a Best’s Rating of at least “A” and a Best’s Financial Size Category rating of at least “XIV,” as set forth in the most current edition of “Best’s Insurance Reports” (unless otherwise approved by Landlord); (ii) shall name Landlord and any Lender as additional named insureds, but the policy must provide that notwithstanding the fact that Landlord is an additional insured, it is entitled to recover under the policy for any loss suffered by Landlord by reason of Tenant’s negligence; (iii) shall consist of “occurrence” based coverage, without provision for subsequent conversion to “claims” based coverage; (iv) may not be cancelable or subject to reduction of coverage or other modification except after 30-days’ prior written notice to Landlord and any Lender; and (v) may not provide for a deductible or co-insurance provision in excess of $5,000.00. Tenant shall, at least 60 days before the expiration of each such policy, furnish Landlord with a renewal of or “binder” extending the policy. Tenant shall promptly upon request deliver to Landlord copies of such policy or policies or certificates evidencing the existence and amounts of such insurance together with evidence of payment of premiums.
          11.4 Landlord’s Insurance. Landlord shall maintain throughout the Term policies of insurance written by good and solvent insurance companies, worker’s compensation insurance as required by law and shall maintain a standard special purpose all-risk property insurance policy in an amount equal to the full replacement cost of the Building (including, without limitation, the Landlord’s Work) with reasonable deductibles. Additionally, Landlord may maintain any of the following insurance, in such amounts and with such limits as Landlord determines in its reasonable discretion: (i) public liability and products liability insurance; (ii) fire and extended coverage insurance, with vandalism and malicious mischief endorsements, coverage with respect to increased costs due to building ordinances, demolition coverage, and sprinkler leakage coverage; (iii) boiler and machinery insurance; (iv) fidelity insurance to the extent required by a Lender; (v) earthquake insurance to the extent either required by a Lender or commonly maintained by owners or tenants of similarly situated research/development properties in the general vicinity of the Building; (vi) plate-glass insurance to the extent either required by a Lender or commonly maintained by owners or tenants of properties similar to the Premises; (vii) pollution liability insurance; and (viii) rental value insurance not to exceed 12 months rent. The premiums, costs, expenses, and deductibles (or similar costs or charges) of or with respect to any such insurance (all of the preceding, collectively, “Insurance Expenses”) are included in Operating Expenses.
          11.5 Waiver of Subrogation. Landlord and Tenant release each other, Tenant’s Invitees, and Landlord’s guests, invitees, customers and licensees (collectively, “Landlord’s Invitees”) from all claims for damage, loss, or injury to the Premises, to Tenant’s Personal Property, and to the fixtures and Alterations of either Landlord or Tenant in or on the Premises to the extent the damage, loss or injury is covered by any insurance policies carried by Landlord and Tenant and in force at the time of such damage. Landlord and Tenant shall each use its best efforts to cause all insurance policies obtained by it pursuant to this Lease to provide that the insurance company waives all right of recovery by way of subrogation against Landlord and Tenant in connection with any damage, loss, or injury covered by such policy.

     12. Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied or assessed against, or based on the value of, Tenant’s personal property installed or located in or on the Premises including trade fixtures, furnishings, equipment, and inventory (collectively, “Tenant’s Personal Property”) and any real property or real estate taxes, assessments, and other impositions, whether general, special, ordinary, or extraordinary, and of every kind and nature, which may be separately levied, assessed, imposed upon or with respect to the Premises (to the extent separately assessed from the remainder of the Building). On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments. If any such taxes, assessments, license fees, or other charges are levied against Landlord or Landlord’s property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s Personal Property, then Tenant, on demand, shall immediately reimburse Landlord for the sum of such taxes, assessments, license fees, and other charges so levied against Landlord which amounts constitute additional rent under this Lease. Landlord may pay such taxes, assessments, license fees, or other charges or such proportion, and receive such reimbursement, regardless of the validity of the levy.
     13. Alterations. Tenant may make alterations, improvements, additions, installations, or changes to the Premises (any of the preceding, “Alterations”) only if: (i) Tenant first obtains Landlord’s written consent (which consent may not unreasonably be withheld, conditioned, or delayed), (ii) Tenant complies with all conditions, which may be imposed by Landlord, including but not limited to Landlord’s selection of specific contractors or construction techniques (but Landlord may not unreasonably impose such restrictions), and (iii) Tenant pays to Landlord the reasonable costs and expenses of Landlord for architectural, engineering, or other consultants which reasonably may be incurred by Landlord in determining whether to approve any such Alterations. At least 30 days before making any Alterations, Tenant shall submit to Landlord, in written form, proposed detailed plans of such Alterations. Tenant shall, before commencing any Alterations, at Tenant’s sole cost, (i) acquire (and deliver to Landlord a copy of) a permit from appropriate governmental agencies to make such Alterations (any conditions of which permit Tenant shall comply with, at Tenant’s sole cost, in a prompt and expeditious manner), (ii) provide Landlord with 10 days’ prior written notice of the date the installation of the Alterations is to commence, which notice must explicitly remind Landlord to post and record an appropriate notice of non-responsibility, and (iii) obtain (and deliver to Landlord proof of) reasonably adequate workers compensation insurance with respect to any of Tenant’s employees installing or involved with such Alterations (which insurance Tenant shall maintain in force until completion of the Alterations). All Alterations shall upon installation become the property of Landlord and shall remain on and be surrendered with the Premises on termination of this Lease, except that Landlord may, at its election, require Tenant to remove any or all of the Alterations, by so notifying Tenant in writing at the time Landlord consents to the Alteration, in which event, Tenant shall, at its sole cost, on or before the Expiration Date or earlier termination of this Lease, repair and restore the Premises to the condition of the Premises prior to the installation of the Alterations which are to be removed. Tenant shall pay all costs for Alterations and other construction done or caused to be done by Tenant and Tenant shall keep the Premises free and clear of all mechanics’ and materialmen’s lien’s resulting from or relating to any Alterations or other construction. The term “Alteration” does not include any of the following that are paid for and installed by Tenant and Tenant may remove any of the following that are paid for and installed by Tenant at any time: Tenant’s personal property, equipment, capital equipment, fume hoods, fume snorkels, de-ionized water skids, vacuum pumps, dehumidification units, uninterruptible power supplies, warehouse racks, parts racks, scientific research equipment, portable cold rooms, moveable unattached lunch room and office furnishings and equipment, telecommunications and data equipment (other than cabling), machine shop tools and portable equipment, portable glass wash equipment, equipment monitoring systems, air compressors and emergency generators (collectively, the “Equipment”). Notwithstanding the foregoing, if installation of any of the Equipment materially effects any of the improvements within the Project, the installation itself (but not the Equipment) is considered an Alteration and subject to the requirements of this Article 13. Landlord acknowledges that Landlord has no lien, right, claim, interest or title in or to the Equipment, except to the extent remaining at the Project after termination of this Lease. Tenant may grant a security interest in the Equipment. Within 14 days following Tenant’s written request, Landlord shall execute an acknowledgement of the foregoing in a commercially reasonable form for the benefit of the secured party under a security interest granted in accordance with the preceding sentence, allowing the secured party or equipment lessor access to the Premises for removal of the Equipment, subject to Landlord’s reasonable restrictions.
     14. Surrender of Premises and Holding Over. On the Expiration Date or earlier termination of this Lease, Tenant shall (i) surrender to Landlord the Premises in good and clean condition (normal wear and tear excepted), along with all keys to the Premises and Project (including any keys to any exterior or interior doors), (ii) remove all of Tenant’s Personal Property and perform all repairs and restoration required by the removal of any Alterations (to the extent required under this Lease) or Tenant’s Personal Property, (iii) take all action, and pay all costs, necessary to provide Landlord with an environmental site assessment effective as of the Expiration Date, front a reputable, licensed environmental engineering company reasonably acceptable to Landlord and conducted and reported in accordance with the attached Exhibit G (the “Exit Assessment”) establishing that the Premises and Common Area are free of any Hazardous Materials, and (iv) “close out” all operating permits, including any hazardous material and radioactive permits to the extent required by or appropriate under applicable law. Landlord may elect to retain or dispose of in any manner any Alterations or Tenant’s Personal Property that Tenant does not remove from the Project on the Expiration Date or earlier termination of this Lease as required by this Lease by giving written notice to Tenant. Any such Alterations or Tenant’s Personal Property that Landlord elects to retain or dispose of will vest in Landlord immediately on notice to Tenant. Tenant waives all claims against Landlord for any damage to Tenant resulting front Landlord’s retention or disposition of any such Alterations or Tenant’s Personal Property. Tenant is liable to Landlord for Landlord’s costs for storing, removing or disposing of any such Alterations or Tenant’s Personal Property. If for any reason Tenant fails to surrender the Project to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall indemnify Landlord against all actions, liabilities, damages, losses, costs, expenses, attorneys’ fees and claims resulting from such failure, including any claim for damages made by a succeeding tenant. If Tenant, with Landlord’s consent, remains in possession of the Premises after the Expiration Date or earlier termination of this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on 30-days’ written notice given at any time by Landlord or Tenant. During any such month-to-month tenancy, Tenant shall pay, as Basic Monthly Rent, 125 percent of the Basic Monthly Rent in effect immediately before the Expiration Date or earlier termination of this Lease, as the case may be, unless Landlord and Tenant mutually agree otherwise in writing. All provisions of this Lease other than those pertaining to Term apply to such month-to-month tenancy.

     15. Default. The occurrence of any of the following constitutes a material default and breach of this Lease by Tenant:
          15.1 Tenant’s failure to make any payment of rent within three days after written notice from Landlord to Tenant that the payment is due. No grace period before the imposition of a late charge extends the date when such rent is due and payable, and Tenant is in default under this Lease if such payment is not timely made.
          15.2 Tenant’s failure to observe or perform any other provision of this Lease for a period of 30 days after written notice of such failure from Landlord to Tenant; provided, however, such notice is in lieu of, and not in addition to, any notice required under applicable unlawful detainer statute; and provided further, however, that if the nature of Tenant’s default is such that more than 30 days are required for its cure, then Tenant is not deemed to be in default if Tenant commences such cure within the 30-day period and thereafter diligently prosecutes such cure to completion within 180 days after Landlord’s written notice.
     If Landlord accepts Tenant’s cure of a default after the applicable cure period specified above by acknowledging in writing its acceptance, such default is deemed permanently cured.
     16. Landlord’s Remedies. Landlord is entitled to the following remedies if Tenant commits a default or breach under this Lease; these remedies are not exclusive, but are cumulative and in addition to any remedies provided elsewhere in this Lease, or now or later allowed by law.
          16.1 Continuation of Lease. No act by Landlord (including the acts set forth in the next sentence) terminates Tenant’s right to possession unless Landlord notifies Tenant in writing that Landlord elects to terminate Tenant’s right to possession. As long as Landlord does not terminate Tenant’s right to possession, Landlord may (i) continue this Lease in effect, (ii) continue to collect rent when due and enforce all the other provisions of this Lease, (iii) enter the Premises and relet them, or any part of them, to third parties for Tenant’s account, for a period shorter or longer than the remaining term of this Lease, and (iv) have a receiver appointed to collect rent and conduct Tenant’s business. Tenant shall immediately pay to Landlord all costs Landlord incurs in such reletting, including brokers’ commissions, attorneys’ fees, advertising costs, and expenses of remodeling the Premises for such reletting. If Landlord elects to relet all or any portion of the Premises as permitted above, rent that Landlord receives from such relating will be applied to the payment of, in the following order and priority, (i) any indebtedness from Tenant to Landlord other than Basic Monthly Rent due front Tenant, (ii) all costs incurred by Landlord in the reletting, and (iii) Basic Monthly Rent (and, if applicable, percentage rent) due and unpaid under this Lease. After applying the payments as referred to above, any sum remaining from the rent Landlord receives from the reletting will be held by Landlord and applied in payment of future rent as it becomes due under this Lease. Tenant will not be entitled to any excess rent received by Landlord unless and until all obligations of Tenant under this Lease, including all future obligations, are satisfied in full.
          16.2 Termination of Tenant’s Right to Possession. In the event of such breach or default by Tenant, Landlord may terminate Tenant’s right to possession of the Premises at any time, by notifying Tenant in writing that Landlord elects to terminate Tenant’s right to possession. On termination of this Lease, Landlord has the right to recover from Tenant (i) the worth at the time of the award of the unpaid rent which had been earned at the time of such termination, (ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after such termination until the time of award exceeds the amount of such loss of rent that Tenant proves could have been reasonably avoided, (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the Term after the time of award (had there been no such termination) exceeds the amount of such loss of rent that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or in the ordinary course of things would be likely to result therefrom. The “worth at the time of the award” of the amounts referred to in Clauses (i) and (ii) above is to be computed by allowing interest at the Default Rate, as set forth below. The “worth at the time of the award” of the amount referred to in Clause (iii) above is to be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award.
          16.3 Landlord’s Right to Cure Default. Landlord, at any time after Tenant commits a default or breach under this Lease after notice to Tenant (unless notice is impractical under the circumstance), may cure such default or breach at Tenant’s sole cost, in a commercially reasonable manner. If Landlord at any time, by reason of Tenant’s default or breach, pays any sum or does any act that requires the payment of any sum, such sum, to the extent reasonably incurred, shall be due immediately from Tenant to Landlord at the time such sum is paid, and constitutes additional rent under this Lease.
          16.4 Enforcement Costs. On demand, Tenant shall pay Landlord all reasonable costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant under this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord.
     17. Late Payments. Late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be impracticable or extremely difficult to fix. Costs include processing, collection and accounting charges, and late charges that may be imposed on Landlord by the terms of any deeds of trust covering the Premises. Therefore, if any rent or other payment is not received by Landlord within five days after its due date, then, notwithstanding any cure rights of Tenant (including those under Article 15 above) without any requirement for notice to Tenant, Tenant shall pay to Landlord an additional sum of five percent of such overdue amount as a late charge. Such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and therefore this paragraph is reasonable under the circumstances existing at the time this Lease is made. Acceptance of such late charge by Landlord does not constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease. In addition to the late charge payable by Tenant, if any rent is not paid within 30 days of the date such rent is due, then Tenant shall pay to Landlord interest on the overdue rent at the rate equal to the “reference rate” announced from time to time by Bank of America, NT&SA (if such reference rate ceases to be announced, then a reasonably comparable “prime rate” shall be utilized, selected by Landlord), plus 10% per annum, or the maximum rate permitted by law, whichever is less (the “Default Rate”). Such interest shall additionally accrue and be payable by Tenant relative to any other amounts payable by Tenant to Landlord under the provisions of this Lease which are not paid when due. All late charges and interest under this paragraph constitute additional rent under this Lease. If a late charge is payable under this Lease, whether or not collected, for two installments of Basic Monthly Rent, Operating Expense, or other rent due under this Lease during any 12-month period, Tenant’s monthly payments will automatically become due and payable quarterly in advance, rather than monthly. All monies paid to Landlord under the preceding sentence may be commingled with other monies of Landlord and will not bear interest. If Tenant breaches any provision of this Lease, then any balance remaining from funds paid to Landlord under the provisions of this paragraph may, at Landlord’s election, be applied to the payment of any monetary default of Tenant.
     18. Security. Tenant shall immediately deliver the Security Deposit to Landlord to secure the performance by Tenant of its obligations under this Lease, including Tenant’s obligations (i) to pay rent, (ii) to repair damages caused by Tenant or Tenant’s Invitees, (iii) to clean the Premises on the termination of this Lease, and (iv) to remedy any other defaults by Tenant in the performance of any of its obligations under this Lease. If Tenant commits any default under this Lease, Landlord may use the Security Deposit to cure such defaults (after expiration of the applicable cure period under Article 15 above), and to compensate Landlord for damage suffered by Landlord from such defaults, including attorneys’ fees and costs incurred by Landlord. Tenant shall promptly pay to Landlord the amount necessary to replenish any portion of the Security Deposit so used by Landlord. Following the Expiration Date or earlier termination of this Lease, and within the time frame required by applicable law, Landlord shall deliver to Tenant, at Tenant’s last known address, any portion of the Security Deposit not used by Landlord in accordance with this paragraph. Landlord may commingle the Security Deposit with Landlord’s other funds and Landlord will not pay interest on such Security Deposit to Tenant. As additional security for Tenant’s obligations under this Lease, Tenant shall grant Landlord a first-priority security interest in certain trade fixtures included in the equipment list contemplated under Section 2.5 above. The particular trade fixtures must have a minimal value of $100,000.00 and be particularly identified on a list mutually acceptable to Landlord and Tenant. The security interest must be granted before the Commencement Date for the vivarium and be documented in accordance with a form reasonably prescribed by Landlord and perfected by an appropriate financing statement or other appropriate means reasonably acceptable to Landlord.
     19. Destruction. If the Premises is totally or partially destroyed during the Term, rendering the Premises totally or partially inaccessible or unusable, then (i) Landlord shall restore the Premises to substantially the same condition as it was in immediately before such destruction (including Landlord’s Work), (ii) Landlord will not be required to restore Tenant’s Alterations or Tenant’s Personal Property unless they are an integral part of the Premises and specifically covered by insurance proceeds received by Landlord, such excluded items being the sole responsibility of Tenant to restore, (iii) the destruction will not terminate this Lease, and (iv) all obligations of Tenant under this Lease will remain in effect, except that the Basic Monthly Rent will be abated or reduced, between the date of the destruction and the date of completion of restoration, by the ratio of (a) the area of the Premises rendered unusable or inaccessible by the destruction to (b) the area of the Premises before the destruction. Notwithstanding the foregoing, Tenant may terminate this Lease by so notifying Landlord in writing within 30 days after the destruction if (x) then-existing laws do not permit such restoration, (y) the destruction occurs during the last year of the Term, or (z) Tenant reasonably establishes that substantial completion of the restoration will not occur within 12 months after the date of the destruction. Conversely, notwithstanding anything to the contrary in this Lease, Landlord may terminate this Lease by so notifying Tenant in writing on or before the later of 90 days after the destruction or 30 days after Landlord’s receipt of the proceeds from insurance maintained by Landlord, if (A) then-existing Applicable Regulations do not permit such restoration, (B) the destruction occurs during the last year of the Term, (C) the destruction exceeds 25 percent of the then-replacement value of the Building, or (D) Landlord reasonably determines that the cost of the restoration exceeds the amount of insurance proceeds relating to the destruction actually received by Landlord (excluding deductibles contemplated by the applicable insurance policy, if any). If Tenant or landlord terminates this Lease in accordance with this paragraph, then (1) Landlord has no obligation to restore the Premises, (2) Landlord retains all insurance proceeds relating to such destruction, and (3) this Lease terminates as of 30 days after the notice of termination from Tenant or Landlord. If Landlord restores the Premises as provided above, then Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) or any successor statute with respect to any destruction of the Premises.
     20. Condemnation. If during the Term there is any taking of all or any part of the Premises or any interest in this Lease by the exercise of any governmental power, whether by legal proceedings or otherwise., by any entity or individual having the power of condemnation (any of the preceding a “Condemnor”), or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending (any of the preceding, a “Condemnation”), then this paragraph applies. A temporary Condemnation of all or any part of the Premises for less than 180 days does not constitute a Condemnation under this paragraph, but the Basic Monthly Rent is abated as to the portion of the Premises affected during the temporary Condemnation. If the Condemnation is of the entire Premises, then this Lease terminates on the date the Condemnor takes possession of the Premises (the “Date of Condemnation”). If the Condemnation is of some, but not all, of the Premises, then this Lease remains in effect, except that, if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises, as reasonably determined by Tenant, then Tenant may elect to terminate this Lease by so notifying Landlord in writing (the “Termination Notice”) within 30 days after the date that the nature and extent of the Condemnation have been determined. Such termination becomes effective on the earlier of (i) the date that is 30 days after the Termination Notice, and (ii) the Date of Condemnation. If Tenant does not give Landlord the Termination Notice within the 30-day period, then all obligations of Tenant under this Lease remain in effect, except that (unless the Premises are restored as set forth below) Basic Monthly Rent will prospectively be reduced by the ratio of (a) the area of the Premises taken to (b) the area of the Premises immediately before the Date of Condemnation. Notwithstanding anything to the contrary in this paragraph, if within 20 days after Landlord’s receipt of the Termination Notice Landlord notifies Tenant that Landlord at its cost will add to the remaining Premises so that the area of the Premises will be substantially the same after the Condemnation as they were before the Condemnation, and Landlord commences the restoration promptly and completes it within 180 days after Landlord so notifies Tenant, then all obligations of Tenant under this Lease remain in effect, except that Basic Monthly Rent shall be abated or reduced during the period from the Date of Condemnation until the completion of such restoration by the ratio of (A) the area of the Premises taken to (B) the area of the Premises immediately before the Date of

Condemnation. Unless Landlord restores the Premises pursuant to the preceding sentence, or unless Tenant gives Landlord the Termination Notice within the relevant 30-day period, Tenant at its sole cost shall accomplish any restoration required by Tenant to use the Premises. All compensation, sums, or anything of value awarded, paid, or received on a total or partial Condemnation (the “Award”) belongs to and must be paid to Landlord (except as provided below). Tenant has no right to any part of the Award, and Tenant hereby assigns to Landlord all of Tenant’s right, title, and interest in and to any part of the Award, except that Tenant may receive from the Award any sum paid expressly to Tenant from the Condemnor for Tenant’s loss of Tenant’s Personal Property, Equipment, and relocation costs. Landlord and Tenant waive the provisions of any statute (including California Code of Civil Procedure Section 1265.130 or any successor statute) that allows Landlord or Tenant to petition the applicable court to terminate this Lease in the event of a partial taking of the Premises.
     21. Assignment and Other Transfers. Without Landlord’s prior written consent, which may not unreasonably be withheld, none of the following may occur (or be permitted by Tenant to occur), voluntarily, involuntarily, by operation of law, or otherwise (any of the following, a “Transfer”): any assignment, sublease, disposition, sale, concession, license, mortgage, encumbrance, hypothecation, pledge, collateral assignment, or other transfer, by Tenant of this Lease, any interest in this Lease, or all or any portion of the Premises. No Transfer releases or discharges Tenant from any liability, whether past, present, or future, under this Lease and Tenant continues to remain primarily liable under this Lease (and Tenant shall execute a guaranty of the transferee’s obligations in form and substance satisfactory to Landlord [a “Lease Guaranty"]). Tenant irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent and other amounts from any Transfer, and landlord, as assignee and as special attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and other amounts and apply them toward Tenant’s obligations under this Lease; except that, unless Tenant defaults under this Lease, Tenant may collect such rent and other amounts. Tenant shall promptly reimburse Landlord for Landlord’s reasonable costs (less any payment made by Tenant with Landlord as set forth above) of reviewing, consenting to, rejecting or consummating any proposed Transfer, including reasonable attorneys’ fees. Tenant shall promptly pay to Landlord one-half of all rents and other consideration, of whatever nature, payable by the transferee (or receivable by Tenant) pursuant to any Transfer, which exceeds (1) if a sublease of a portion of the Premises, the portion of the Basic Monthly Rent that is allocable to the portion of the Premises subleased (such allocation based on the area of the portion subleased), or (2) if any other Transfer, the Basic Monthly Rent, in each case after deduction of all of Tenant’s reasonable Transfer expenses (including leasing commissions, attorney’s fees and tenant improvements).
          Any provision in this Lease to the contrary notwithstanding, Landlord’s consent is not required for any of the following transfers (each of which shall be a “Permitted Transfer”): (a) to any person(s) or entity who controls, is controlled by or is under common control with the original Tenant executing this Lease, (b) to any entity resulting from the merger, consolidation or other reorganization with the original Tenant executing this Lease, whether or not Tenant is the surviving entity or (c) to any person or legal entity which acquires all or substantially all of the assets or stock of the original Tenant executing this Lease (each of the foregoing, a “Tenant Affiliate”); provided that before the transfer is effective, (x) the Tenant Affiliate must assume, in full, the obligations of Tenant under this Lease and Tenant shall execute a Lease Guaranty, (y)

Landlord shall be given advance written notice of the transfer, and (z) the use of the Premises by the Tenant Affiliate must be as set forth in this Lease. For purposes of this Article 21, a public offering of Tenant stock is a Permitted Transfer and the term “control” means the power to direct or cause the direction of all management, affairs and policies of a person or entity.
     22. Access by Landlord. Landlord and any of Landlord’s agents or employees may enter the Premises at all reasonable times, during normal business hours if feasible under the circumstances, and after reasonable notice, if feasible under the circumstances, (i) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease, (ii) to do any necessary maintenance or make any restoration to the Premises that Landlord has the right or obligation to perform, (iii) to serve, post, or keep posted any notices required or allowed under this Lease, (iv) to post “for sale” or “for rent” or “for lease” signs, (v) to show the Premises to brokers, agents, prospective buyers, prospective tenants (during the last six months of the Term), or other persons interested in a listing of, financing, purchasing, or occupying the Premises, (vi) to review Tenant’s Hazardous Materials handling, confirm chemical inventory list, and otherwise inspect the Premises for Hazardous Materials contamination or potential contamination, including an environmental audit of the Premises (the costs of which will be borne by Tenant whenever (a) they reveal any contamination, chemical or environmental irregularities in violation of Applicable Regulations, and (b) they follow an uncured default by Tenant under this Lease after the applicable cure period), and (vii) to shore the foundations, footings, and walls of the Project, and to erect scaffolding and protective barricades around and about the Project and Premises, but not so as to prevent entry to the Premises, and to do any other act or thing necessary for the safety or preservation of the Premises or Project if any excavation or other construction is undertaken or is about to be undertaken on any adjacent property or nearby street. In the event of an emergency Landlord may enter the Premises, at any time, without prior notice to Tenant. Landlord’s rights under this paragraph extend, with Landlord’s consent, to the owner of adjacent property on which excavation or construction is to take place and the adjacent property owner’s agents, employees, officers, and contractors, Landlord will not be liable for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of any entry on the Premises as provided in this paragraph except damage resulting directly from the grossly negligent acts of Landlord or Landlord’s Invitees. Tenant will not be entitled to any abatement or reduction of rent because of the exercise by Landlord of any rights under this paragraph.
     23. Indemnity and Exemption of Landlord from Liability. Tenant shall defend, indemnify, and hold harmless Landlord and Landlord’s agents, affiliates, owners, employees, and independent contractors (collectively, “Landlord Indemnitees”) against all Claims (as defined below) and all costs, expenses, and attorneys’ fees incurred in the defense or handling of any such Claims or any action or proceeding brought on any of such Claims. For purposes of this Lease, “Claims” means all liabilities, damages, losses, costs, expenses, reasonable attorneys’ fees, and claims (except to the extent they result from Landlord’s grossly negligent acts or willful misconduct) arising from or which seek to impose liability under or because of (i) Tenant’s or Tenant’s Invitees’ use of the Premises or Project, (ii) the conduct of Tenant’s business, (iii) any activity, work, or things done, permitted, or suffered by Tenant or any of Tenant’s Invitees in or about the Premises, Project or elsewhere, (iv) any breach or default in the performance of any obligation to be performed by Tenant under this Lease, (v) any negligence of Tenant or any of Tenant’s Invitees, or (vi) any event, act or omission arising on, out of, under or above the

Premises during the Term, except to the extent any of the foregoing is caused by Landlord’s gross negligence or willful misconduct. Except to the extent caused by Landlord’s grossly negligent acts or willful misconduct, Tenant assumes all risk of, Tenant waives all claims against all Landlord Indemnitees in respect of, and no Landlord Indemnitee is liable for, any of the matters set forth above in this paragraph or any of the following: injury to Tenant’s business, loss of income from such business, or damage or injury to the goods, wares, merchandise, or other property or the person of Tenant, Tenant’s Invitees, or any other persons in, on, or about the Project, whether such damage, loss, or injury is caused by or results from criminal acts, fire, steam, electricity, gas, water, rain, the breakage, leakage, obstruction or other defects of pipes, sewer lines, sprinklers, wires, appliances, plumbing, air-conditioning or lighting fixtures, or any other cause, conditions arising about the Premises, or other sources or places, and regardless of whether the cause of such damage, loss, or injury or the means of repairing such damage, loss, or injury is inaccessible to Tenant. “Claims” also includes those arising from or relating to: (i) any discharges, releases, or threatened releases of noise, pollutants, contaminants, herbicides, pesticides, insecticides, or hazardous or toxic wastes, substances, or materials, or any other chemicals or substances which are regulated by any governmental agency or are harmful to human health (any of the preceding a “Hazardous Material”) into ambient air, water, or land by Tenant or Tenant’s Invitee’s, or otherwise from, on, under, or above the Premises after the Commencement Date or caused by Tenant or Tenant’s Invitee on, under, around or above the Project, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic wastes, substances, material, by Tenant or Tenant’s Invitees, or otherwise from, on, or under, the Premises after the Commencement Date or caused by Tenant or Tenant’s Invitee on, under, around or above the Project, or (iii) a violation of any environmental law or regulation on, under, or above the Premises after the Commencement Date or caused by Tenant or Tenant’s Invitee on, under, around or above the Project.
     24. Hazardous Substances. Although Tenant has reviewed a Phase I Environmental Site Assessment prepared for Dwyer Curlett by AES Due Diligence dated September 5, 2002, (the “Entrance Assessment”) with respect to the Premises (and Landlord makes no representation or warranty regarding such report). Landlord shall indemnify Tenant for losses incurred by Tenant resulting from the contamination of the Premises of Hazardous Materials to the extent Tenant establishes that the contamination existed on the Premises before the Commencement Date (unless caused by Tenant or Tenant’s Invitees). Neither Tenant nor any of Tenant’s Invitees may use, manufacture, store, or dispose of any Hazardous Materials anywhere within the Project, except in accordance with all Applicable Regulations and as identified in Tenant’s Operations Plan, and only if all claims, liabilities and damages arising from such Hazardous Materials are either adequately covered (and the Hazardous Materials permitted) by Landlord’s insurance or covered (and the Hazardous Materials permitted) by supplemental insurance or endorsements appropriate to such use reasonably acceptable to Landlord. If the Premises is contaminated by any Hazardous Material during the Term or if any part of the Project is contaminated by any Hazardous Material used by Tenant or Tenant’s Invitee, then (1) Tenant shall promptly notify Landlord in writing of such contamination, and (2) Landlord may elect to either (A) demand that Tenant perform all remediation required by Landlord (to Landlord’s satisfaction and at Tenant’s sole cost, necessary to return the Premises and Project to at least as good a condition as they were in as of the Commencement Date, which Tenant shall immediately do upon receipt of notice from Landlord, or (B) proceed to cause such investigation, clean-up, and remediation work which Landlord reasonably deems necessary or desirable to be undertaken, whereupon the entire cost thereof (plus a supervisory fee equal to five percent of such cost) will be payable by Tenant to Landlord upon demand as additional rent. If Tenant does not promptly commence and diligently pursue such remediation, then Landlord may perform or cause to be performed such remediation and Tenant shall immediately, upon demand, pay the cost thereof, plus a supervisory fee in the amount of five percent of such cost. The parties obligations and liability under this paragraph shall survive the termination of Tenant’s tenancy and the Term of this Lease, except that nothing contained in this paragraph shall be deemed to impose liability on Tenant for any problem arising after the Term of this Lease or later vacation of the Premises by Tenant or Tenant’s Invitees, provided neither Tenant nor Tenant’s Invitees contributed to such problem during the Term of the Lease.
     25. Security Measures. Tenant acknowledges (i) that the Basic Monthly Rent does not include the cost of any security measures for any portion of the Premises or Project (ii) that Landlord has no obligation to provide any security measures, (iii) that Landlord has made no representation to Tenant regarding the safety or security of the Premises or Project, and (iv) that Tenant is solely responsible for providing any security it deems necessary to protect itself, its property, and Tenant’s Invitees in, on, or about the Premises and the Project. Landlord has no duty to warn Tenant of any criminal acts or dangerous conduct that has occurred in or near the Project, regardless of Landlord’s knowledge of such crimes or conduct.
     26. Common Area Changes. Landlord may (i) close any of the Common Area to the extent required in the opinion of Landlord’s legal counsel to prevent a dedication of any of the Common Area or the accrual of any rights to any person or to the public in and to any portion of the Common Area, (ii) close, temporarily, any of the Common Area for maintenance purposes, (iii) designate other property outside the boundaries of the Project to become part of the Common Area, (iv) close off or otherwise utilize portions of the Common Area while constructing improvements or making repairs or alterations to any portion of the Project, and (v) make any changes to the Common Area, or any part of the Project, including changes to buildings or other improvements, the addition of new buildings or other improvements, or changes in the location of driveways, entrances, exits, vehicular parking spaces, or the direction of the flow of traffic; provided that in no event shall Landlord reduce the number of parking spaces available to Tenant by more than 5.0% (but no such percentage limit applies if the reduction results from the need to comply with Applicable Regulations) or take any actions that will materially impact Tenant’s use of the Common Area. Landlord, as owner of the Project, reserves the right from time to time, to use portions of the Common Area for, among other things, entertainment, advertising, displays, the leasing of kiosks, or such other uses, commercial or otherwise, so long as such uses do not materially adversely affect Tenant’s use of the Premises.
     27. Subordination and Attornment. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, deed of trust, ground lease, or underlying lease (and to all renewals, modifications, consolidations, replacements, or extensions thereof), now or hereafter affecting the Premises. The provisions of this paragraph are self-operative, and no further instrument of subordination is required. In confirmation of such subordination, however, Tenant shall promptly execute and deliver any instruments that Landlord, any Lender, or the lessor under any ground or underlying lease, may request to evidence such subordination.

Notwithstanding the preceding provisions of this paragraph, if any ground lessor or Lender elects to have this Lease prior to the lien of its ground lease, deed of trust, or mortgage, and gives written notice thereof to Tenant, then this Lease is deemed to be prior to the lien of such ground lease or mortgage and such ground lease, deed of trust, or mortgage shall be deemed to be subordinate to this Lease, and thereafter if such Lender or lessor succeeds to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure or otherwise, then (i) such successor landlord will not be subject to any offsets or defenses which Tenant might have against Landlord, (ii) such successor landlord will not be bound by any prepayment by Tenant of more than one month’s installment of rent, (iii) such successor landlord will not be subject to any liability or obligation of Landlord except those arising after such succession, (iv) Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, (v) Tenant shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, provided the same is in a commercially reasonable form and (vi) on such attornment, this Lease shall continue in effect as a direct lease between such successor landlord and Tenant. Within ten days after Landlord’s request, Tenant shall execute and deliver a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) in the applicable Lender’s standard form. Conversely, at Tenant’s request, Landlord shall diligently seek an SNDA from its Lender(s).
     28. Estoppel Certificates. Within 10 days after notice from Landlord, Tenant shall execute and deliver to Landlord, a certificate stating (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then-current Basic Monthly Rent, (iii) the dates to which Basic Monthly Rent has been paid in advance, (iv) the amount of any security deposit, prepaid rent or other payment constituting rent which has been paid (including Operating Expenses), (v) whether or not Tenant or Landlord is in default under this Lease and whether there currently exist any defenses or rights of offset under the Lease, and (vi) such other matters as Landlord shall reasonably request. Tenant’s failure to deliver the certificate within the 10-day period shall be conclusive upon Tenant for the benefit of Landlord, and any successor in interest to Landlord, any Lender or proposed Lender, and any purchaser of the Premises that, except as may be represented by Landlord, this Lease is unmodified and in full force and effect, no rent has been paid more than 30 days in advance, and neither Tenant nor Landlord is in default under this Lease. Tenant irrevocably constitutes and appoints Landlord as its special attorney-in-fact to execute and deliver such certificate to any third party if Tenant fails to deliver such certificate within the 10-day period.
     29. Waiver. No delay or omission in the exercise of any right or remedy of Landlord in the event of any default by Tenant shall impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent rent does not constitute a waiver of any default other than the particular rent payment accepted. Landlord’s receipt and acceptance from Tenant, on any date (the “Receipt Date”), of an amount less than the amount due on such Receipt Date, or to become due at a later date but applicable to a period before the Receipt Date, does not release Tenant of its obligation (i) to pay the full amount due on such Receipt Date or (ii) to pay when due the full amount to become due at a later date but applicable to a period before such Receipt Date. No act or conduct of Landlord, including the acceptance of the keys to the Premises, constitutes an acceptance by Landlord of the surrender of the Premises by Tenant before the Expiration Date. Only a written notice from Landlord to Tenant stating Landlord’s election to terminate Tenant’s right to possession of the Premises constitutes acceptance of the surrender of the Premises and accomplishes a termination of this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval may not be deemed to waive or render unnecessary Landlord’s consent to or approval of any other or subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and does not constitute a waiver of any other default concerning the same or any other provision of this Lease. Tenant waives any rights granted to Tenant under California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and any successor statute(s). Tenant represents and warrants that if Tenant breaches this Lease and, as a result, this Lease is terminated, Tenant will not suffer any undue hardship as a result of the termination and, during the Term, will make such alternative or other contingency plans to provide for its vacation of the Premises and relocation in the event of such termination. Tenant acknowledges that Tenant’s waivers set forth in this paragraph are a material part of the consideration for Landlord’s entering into this Lease and that Landlord would not have entered into this Lease in the absence of such waivers.
     30. Brokers. Tenant represents that no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Lease except for the Broker and neither Landlord nor Tenant has dealt with any real estate broker, agent, finder, or other person, relative to this Lease in any manner, other than the Broker. Each party shall defend, indemnify, and hold harmless the other party against all liabilities, damages, losses, costs, expenses, attorneys’ fees and claims arising from any claims that may be made against the indemnified party by any real estate broker, agent, finder, or other person (other than as set forth above), alleging to have acted on behalf of or to have dealt with the indemnifying party. Landlord shall compensate Broker in accordance with a separate written agreement between Landlord and the Broker.
     31. Easements. Landlord may from time to time grant such easements, rights and dedications, and cause the recordation of parcel maps, easement and operating agreements, and restrictions affecting the Premises or Project so long as such actions do not unreasonably interfere with Tenant’s use of the Premises or Project or increase Tenant’s obligations under this Lease. Tenant shall promptly sign any documents or instruments to accomplish the foregoing upon request by Landlord. Tenant irrevocably appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such documents or instruments on behalf of Tenant if Tenant refuses or fails to do so.
     32. Limitations on Landlord’s Liability. If Landlord is in default of this Lease, and as a consequence Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy against the right, title, and interest of Landlord in the Project, and out of rent or other income from the Project receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Project. The foregoing limitation shall not apply to Landlord’s misappropriation of the Security Deposit. Neither Landlord nor Landlord’s affiliates, members, managers, shareholders, officers, directors, agents, or employees shall be personally liable for any deficiency. Tenant’s rights to pursue Landlord’s interest in the Project arise only after a judgment is entered in the applicable tribunal against Landlord. Tenant waives any right to record a lis pendens against any portion of the Premises. In the event of an alleged default by Landlord under this Lease, Tenant may in no event offset its rent, or perform Landlord’s obligations (except in an emergency), or deduct any amounts from Tenant’s rental obligations under this Lease; Tenant’s Sole remedies are to bring an appropriate action for specific performance against Landlord or to sue Landlord for damages, and only after giving Landlord written notice and a reasonable period of time within which to cure its default.
     33. Sale or Transfer of Premises. If Landlord sells or transfers any portion of the Premises, Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord may transfer the security deposit or prepaid rent to Landlord’s successor-in-interest and on such transfer Landlord shall be discharged from any further liability arising from the security deposit or prepaid rent.
     34. Quitclaim Deed. Tenant shall execute and deliver to Landlord on the Expiration Date or earlier termination of this Lease, promptly on Landlord’s request, a quitclaim deed to the Premises and Project, in recordable form, designating Landlord as transferee.
     35. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate any existing subleases or may, at the option of Landlord, operate as an assignment to Landlord of any such subleases.
     36. Miscellaneous.
          36.1 Financial Statements. On Landlord’s written request (which may be made no more than four times in any 12 -month period), Tenant shall promptly furnish to Landlord, from time to time, financial statements for Tenant certified as accurate and complete by Tenant’s CFO or CEO, reflecting Tenant’s then current financial conditions. Such financial statements shall include a current balance sheet and a profit and loss statement covering the most recent 12- month period available. Tenant shall cooperate with any efforts by Landlord to obtain private credit ratings for Tenant.
          36.2 Governing Law, Venue and Jurisdiction. This Lease is governed by and construed in accordance with the laws of the State of California, irrespective of California’s choice-of-law principles. All actions and proceedings arising in connection with this Lease must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Lease for the purpose of adjudicating all matters arising out of or related to this Lease. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Lease.
          36.3 Further Assurances. Each party to this Lease shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Lease.
          36.4 Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Lease.

          36.5 Attorney’s Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Lease may recover from the unsuccessful party(ies) all costs, expenses, and reasonable attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and reasonable attorney’s fees.
          36.6 Modification. This Lease may be modified only by a contract in writing executed by the party to this Lease against whom enforcement of the modification is sought.
          36.7 Prior Understandings. This Lease and all documents specifically referred to and executed in connection with this Lease: (a) contain the entire and final agreement of the parties to this Lease with respect to the subject matter of this Lease, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Lease.
          36.8 Interpretation. Whenever the context so requires in this Lease, all words used in the singular may include the plural (and vice versa) and the word “person” includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms “includes” and “including” do not imply any limitation. No remedy or election under this Lease is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. “Applicable Regulations” means all of the applicable laws and regulations and covenants, conditions and restrictions governing the Premises (but Landlord will not vote for or consent to any new or modified covenants, conditions or restrictions governing the Premises that materially impact Tenant, without first obtaining Tenant’s prior written consent). The paragraph headings in this Lease: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Lease, and (c) may not be used in the interpretation of this Lease. All provisions, whether covenants or conditions, to be performed or observed by Tenant shall be deemed to be both covenants and conditions.
          36.9 Partial Invalidity. Each provision of this Lease is valid and enforceable to the fullest extent permitted by law. If any provision of this Lease (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Lease, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.
          36.10 Notices. Each notice and other communication required or permitted to be given under this Lease (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth in Article 2 (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth in Article 2, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth in Article 2 with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider. Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.
          36.11 Drafting Ambiguities. Each party to this Lease and its legal counsel have reviewed and revised this Lease. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Lease or any amendment to this Lease.
          36.12 Third Party Beneficiaries. Nothing in this Lease is intended to confer any rights or remedies on any person or entity other than the parties to this Lease and their respective successors-in-interest and permitted assignees.

LANDLORD:	VPI OBERLIN I, L.P., a California limited partnership

	By:	VPI Oberlin GPI, L.L.C., a California limited liability company, its sole general partner

	By:	/s/ Daniel J. Ryan Daniel J. Ryan, President

TENANT:	PHENOMIX CORPORATION, a Delaware corporation

	By:	/s/ Chris Burnley Chris Burnley, Chief Business Officer

	By:	/s/ Julie Rayle Julie Rayle, Vice President, Assistant Secretary, and Treasurer

Exhibit “A-1” — The Project
Lots 32 and 33 of Lusk Industrial Park Unit No. 1, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 9694, filed in the Office of the County Recorder of San Diego County, June 27, 1980.
EXCEPTING THEREFROM all coal, oil, gas, petroleum and other hydrocarbon substances in and under such property.

- A-1-1 -

Exhibit “A-2” — Landlord’s Work
     Landlord, at its sole cost and expense, shall cause improvements to be made to the Project in two phases (collectively “Landlord’s Work”). The first phase of Landlord’s Work (“Phase 1”) includes the majority of Landlord’s Work, consisting of the general office and lab space depicted on the attached Exhibit C (the “Phase 1 Floor Plan”) and the improvements described on the attached Exhibit D (the “Phase 1 Specifications”). The second phase of Landlord’s Work is construction of a vivarium (the “Vivarium Phase”) in accordance with the. floor plan depicted on the attached Exhibit E (the “Vivarium Floor Plan”) and the improvements described on the attached Exhibit F (the “Vivarium Specifications”). Landlord’s Work is intended to provide Tenant with a “turn-key” facility such that upon Tenant taking possession of the Premises with the applicable phase of Landlord’s Work completed, a tenant would be able to conduct business in the Premises without further modifications to the improvements at the Premises (other than installation of personal property, equipment., and trade fixtures); provided, however, the items identified in Exhibits C, D, E, or F as “excluded” are not to be included in Landlord’s Work (and if Tenant requests the inclusion of any such items, or any other items not explicitly identified on such exhibits as being included in the applicable portion of Landlord’s Work, such inclusion constitutes a Tenant-requested change to Landlord’s Work). Tenant may request changes to Landlord’s Work that will not result in delay of more than 30 days to Substantial Completion of Landlord’s Work, and Landlord may not unreasonably withhold its consent to such changes (but any resulting delay, even if less than 30 days, constitutes Tenant Delay). If such changes are requested, Landlord shall provide Tenant with an estimate of the cost of the changes as soon as possible. Within one week after receiving Landlord’s estimate, Tenant may retract its requested change, in which case Landlord will proceed with Landlord’s Work and all delay, if any, resulting from the request will be Tenant Delay (but the foregoing is not intended to imply that any request for a change will necessarily result in a stoppage or delay of Landlord’s Work); otherwise, if Landlord does not receive Tenant’s retraction within one week after providing Tenant the estimate for the increased costs (or, if before such deadline Tenant waives its rights to retract). Landlord shall proceed with Landlord’s Work as modified by the requested change, in which case Tenant will be responsible for the increased costs, if any, incurred by Landlord for such changes and Tenant shall pay such excess directly to Landlord within one week after Landlord’s written request for payment; provided, however, Tenant may elect in writing within that one-week period to require Landlord to contribute such excess costs (including any TI Overage described below) up to an aggregate of $100,000.00 (the “Additional Allowance”), in which case the Basic Monthly Rent will be increased as described above. In approving or disapproving of Tenant-requested changes to Landlord’s Work, Landlord may take into account the effect of such changes on the future marketability of the Premises (whether independently or integrated with the balance of the Building).
     Within 30 days after the date of this Lease, Landlord shall provide Tenant for its review and approval detailed mechanical, electrical, and plumbing plans (“MEP Plans”) for Phase 1 of Landlord’s Work. Tenant has five days after its receipt of the MEP Plans to disapprove of them (which disapproval may only be made if Tenant establishes that the MEP Plans do not meet the requirements necessary to serve the equipment contemplated by Exhibits C anti D). If Tenant disapproves of the MEP Plans, Landlord shall diligently work revising the MEP Plans to comport with Tenant’s needs as indicated on the attached Exhibits C and D.

- A-2-1 -

     Tenant understands that its choice for equipment and utility location plan for the vivarium may affect the scope of the Vivarium Phase of Landlord’s Work contemplated by Exhibits E and F (For example, Tenant may select equipment that requires utilities exceeding the capacity provided for in the attached Exhibit F.) Tenant shall provide Landlord with a derailed equipment list and utility location plan (identifying the location and nature of ionized water service, telephone and data, nitrogen, compressed air, vacuum and electrical outlets) for the vivarium as soon as possible, but by no later than August 14, 2003. Landlord shall then submit the equipment list and utility plan to Landlord’s engineers and design professionals, and ultimately to the applicable trade contractors to prepare for permitting and construction of the Vivarium Phase of Landlord’s Work. Landlord shall require the trade contractors to provide a written bid specifically identifying the difference between the cost charged by such contractor to fulfill the specifications under Exhibits E and F versus any modifications or enhancements made necessary by Tenant’s equipment list or utility plan. The aggregate of such additional costs, plus a 10% supervisory fee, constitutes a“T1 Overage”. Landlord shall notify Tenant of the TI Overage as soon as reasonably available and tenant shall promptly pay Landlord an amount equal to the TI Overage. Promptly after receiving such payment, Landlord shall diligently proceed to obtain the governmental permits necessary to construct the Vivarium Phase of Landlord’s Work (the “Vivarium Permit”).

- A-2-2 -

EXHIBIT B
[MAP]

Exhibit “D” — Phase 1 Specifications
Landlord’s Work is intended to include easily divisible, generic (for the industry) improvements reflected on the floor plan attached to the Lease as Exhibit C (the “Lab/Office Floor Plan”), reasonably necessary for Tenant and future biotechnology and chemistry tenants to conduct their businesses on the Premises (excluding specialized improvements and equipment not commonly used by biotechnology or chemistry tenants in general for office and generic (for the industry) laboratory space). In case of omissions, spec will generally conform to same as Kemia’s. Landlord’s Work will include only those items depicted on the Floor Plan and described below:
1.	STATE AND LOCAL CODE COMPLIANCE
All design and construction shall conform to all Federal, State and Local building codes and ordinances to include but not be limited to the most current version of the following documents.
1.	1997 Uniform Building Code

2.	2001 California Building Code

3.	2001 Uniform Plumbing Code

4.	2001 Uniform Mechanical Code

5.	1999 National Electrical Code

6.	2000 Uniform Fire Code

7	1994 ADA Standards for Accessible Design

8.	2001 Title 24, California’s Energy Efficiency Standards

9.	California Division of Occupational Safety and Health

10.	San Diego Municipal Code
2.	PLANNING
Project planning will generally encompass a multi-tenancy subject to Landlord’s discretion. General space planning and utility segregation arrangements shall be incorporated into the design for demisability.
3.	ARCHITECTURAL
A.	FLOORING/CASEWORK

General Requirements	Moisture vapor emission testing (VET) shall be conducted by a qualified testing agency of concrete slabs scheduled to be covered with a flooring material. Any areas of the concrete slab which exceed the finish flooring manufacturer/installer warranty limits for allowable moisture vapor emission will be properly treated with vapor retarders such as “Floor Seal Technology and Alkalinity Control System Applications” or similar applications to obtain warranty.

Lobby/Reception	Ceramic/stone Tile or other similar hard surface material.

Office and Admin	Carpeted with a minimum 28-oz./yd2 or better tile or glue-down product throughout with a 4” rubber wall base. Carpet pads may be used in areas where daily cart and hand-truck traffic is not anticipated.

Laboratories	VCT with multiple colors of same product used throughout.

Glasswash	Epoxy flooring.

Tissue Culture & Equipment	VCT with 4” rubber base.

Facility Support and Storage Areas	VCT with multiple colors of same product used throughout.

Casework	Metal casework in chemistry laboratory with Trespa counter tops. Chem surf over plastic laminates or better in biology and Tissue Culture laboratory. Plastic laminate in break room
B.	WALL CONSTRUCTION

Non-Load Bearing Rated	Rated walls, ceilings and other enclosures shall be constructed of “Type-X” gypsum drywall board (thickness and number of layers per code) on metal studs sized appropriately by structural calculations for the height and width and class of wall required. “Shaft-Wall” may also be utilized where allowed by local building officials.

Non-Load Bearing Non-Rated	Non-Rated walls, ceilings and other enclosures shall be constructed of 5/8” thick gypsum drywall over 20 gauge by 3-5/8” minimum width metal studs

Non-rated Walls in Conference Rooms, Executive offices, Computer Rooms, and other support spaces needing additional sound attenuation or ceiling grid layout shall be constructed to underside of roof framing.

At electrical room walls adjoining tenant space EMF shielding to be installed as part of the wall systems.

Interior Walls Supporting Casework or Fixtures	All interior walls that will be used to mount casework, appliances, or fixtures will have backing installed within the wall appropriate to support this item’s weight and forces acting applied to it.
C.	WALL FINISHES

All Areas Except Storage and Facility Support	Wall finishes in these areas shall be a minimum of Level-3 smoothness capable of receiving paint without texture or wall coverings.

Facility Support and Storage Areas Throughout	Wall finishes in these areas shall be a minimum of Level-3 smoothness capable of receiving paint.
D.	DOORS/HARDWARE/INTERIOR WINDOWS

Office/Admin	Doors shall generally be stain grade doors, 7 foot or taller. Doorframe finish, color and hardware shall be selected by Landlord.

Laboratory Areas	Doors shall generally be paint grade, 7 foot, solid core wood doors. Doorframes shall be hollow metal. Door finish, frame finish, color(s) and hardware shall be selected by Landlord

Interior windows per Exhibit “C”.

Hardware	Type-D (Heavy Duty Commercial) Schlage hardware or better approved by Landlord.

Windows	As shown on Exhibit “C”.
E.	CEILINGS

Administrative Areas	Ceilings in the reception area, conference area(s), and private offices shall all be 2’ by 4’ tegular, suspended acoustical tiles in a metal T-bar.

Ceilings in the other areas of the administrative areas shall be no larger than a 2’ by 4’ suspended acoustical tiles in a metal T-bar grid set a minimum height of ten feet above the finish floor where such minimum height is practicable or achievable.

Laboratory Areas	2’ by 4’ suspended vinyl roc tiles in a metal T-bar.

Cell Culture:	Gypsum Board.

Skylights:	Four skylights, approximately 4’ x 4’. Two each to the Open Office (201) and two each in the Open Tech Area (217).
4.	STRUCTURAL
The tenant may not alter or attach objects to the structural components (foundation, slab, walls, columns, beams, purlins, etc.) of the facility in any way before acquiring the following:
A.	Approval by the Landlord or the Landlord’s representative.

B.	Structural design calculations and construction documents from a Licensed Structural Engineer in the State of California.
5.	MECHANICAL
The mechanical system will include: two (2) cooling towers and two (2) associated pumps outside on grade; two (2) chillers and associated pumps within an indoor chiller room; and two (2) air Handlers serving the Lab areas for both tenants, heating hot water boilers, boiler pumps, vacuum, and air compressor located on a structural steel platform located above the roofline. The size, orientation and composition of the mechanical platform (the “Mechanical Platform”) will be sufficient to hold appropriate mechanical equipment and any future equipment.
A.	CENTRAL PLANT

Laboratory Areas	Air Handlers serving lab areas shall be manufactured by Energy Labs, or approved equal. Unit quality level shall be consistent with a 15-year useful life expectancy and rated at high-efficiency. Coils exposed to outdoor air shall be copper finned or factory coated aluminum fins for marine environment. Air Handlers shall be sized such that the units are capable of providing 100% outside air to the space at minimum of 12 air changes per hour. All supporting mechanical equipment (including, but not limited to) piping, ductwork, coil size, chilled water capacity, heating water capacity, and controls shall be sized and installed accordingly. All units shall be controlled via Direct Digital Controls.

Air Handler, Piping, and Duct	Sizing shall all be calculated and designed to satisfy typical laboratory heating and cooling demands plus a margin of 15%.

Central Plant Equipment	The chilled water system shall consist of a water-cooled chiller/chiller plant having the following items:

1. Two (2) CARRIER water cooled, screw chillers of 165 tons each;

2. Two (2) 200-ton EVAPCO cooling towers with two (2) pumps.

B.	PACKAGING SYSTEM

Administrative Area	Package heat pumps/AC units shall be manufactured by Trane, Carrier or approved equivalent. Unit quality level shall be consistent with a 15-year useful life expectancy. Structural analysis and upgrades shall be made accordingly. All units shall be rated at high efficiency (SEER = 12.00 or higher).

IT/Phone Room	Rooftop package cooling unit to be connected to emergency power and operate 24/7 genset/Emergency power by Tenant (see note 7.A.5.)

Package Units	Controlled by programmable thermostats.
6.	PLUMBING SERVICES
All plumbing fixtures throughout the building will tie in directly to the City of San Diego sanitary sewer system. Caustic or acidic waste is not allowed to be disposed of down any fixtures (e.g. coffee grounds, undiluted DI water, etc.).
A.	Bulk N2 (Shared between tenants)
1. Landlord shall specify outdoor location and provide housekeeping pad per tenant provided N2 tank.
2. Size of N2 tank shall not exceed 4-0diameter.
3. Point of use filtering is not included.
4. Piping for N2 service shall be as follows: Point of connection into building from tenant provided N2 tank and copper piping and connections to fume hood turrets and lab bench turrets where indicated in plan, lab benches.
B.	D1 (Shared between tenants)
1. DI piping shall provide service to fixtures as indicated in plan.
2. Shared with Kemia and to be worked out with Kemia.
C.	Compressed air (Shared between tenants)
1. Compressor will be located on Mechanical Platform

2. Compressed air will be plumbed to fume hood turrets.
3. System will provide clean, dry compressed air.
4. Point of use filtering is not included.
5. Shared with Kemia and to be worked out with Kemia.
D.	House Vacuum (Tenant Dedicated) Vacuum will be located on rooftop.

E.	Natural Gas (Metered Separately), if commercially reasonable In biology laboratory
7.	ELECTRICAL
A.	POWER
1. Each Tenant area shall be wired with its pro rata amperage of the total service. Electrical service shall be separately metered to accommodate the building being divided into 2 tenant suites.
2. Total Electrical design load shall be designed to code, not exceed 60% of total capacity (at design or connected loads ) and be easily expandable to create additional capacity.
3. Standard minimum for convenience outlets for normal office use throughout is 4 plugs.
4. 2-voice/data drop per office/cubicle/room occupant in office, administrative and support areas.
5. Exhaust fans and air handlers as shown on MEP drawings will be wired for emergency power and stubbed with a transfer switch on a pad at the northeast corner of site. Emergency Generator by Tenant not to exceed 300KW. Enclosure, raceway, and conductor by Landlord (conductors from Genset to ATS should be by tenant as sizing will based on Genset size).
6. Each of the eight (8) fume hoods being supplied shall have two (2) 20-amp circuit terminated at two (2) duplex receptacles at each side of the superstructure for a total of four (4), and another 20-amp circuit for the vacuum cabinet beneath, and an additional 20-amp circuit will be installed and terminated for the fan and light as supplied by the manufacturer of the fume hood.
7. Each of the nine (9) lab benches being supplied will have four (4) 20-amp circuits, eight (8) quad receptacle devices and one (1) duplex at the end of the bench. Additionally, a total of two (2) duplex outlets at kneeholes beneath the bench.

8. Electrical plug strip convenience outlets, equipment power and connection to be provided as shown on Exhibit C. J. Box provided for systems furniture.
B.	LIGHTING
1. Administrative Area Lighting shall be T-8 lamps with electronic ballast mounted in T-bar grid) with skylighter-fixtures, and AB switching.
2. Administrative Area Lighting in each office or separate room shall be individually switched with motion sensor override.
3. Open Laboratory Lighting shall consist of linear pendant fixtures (indirect), down lights, and fume hood lighting.
8.	FIRE PROTECTION
A.	ALARM PANEL
1. Connected to existing fire alarm control panel per code.
2. Semi-recessed sprinkler heads with chrome or white escutcheons throughout.
3. Cover plates on wall-mounted strobes shall be in accordance with Applicable Law.
4. Fire extinguisher cabinets shall be white or brushed 626 finish.
5. CA code minimum fire, life, safety system will be provided.
9.	OTHER INCLUSIONS
1. Cold room
2. Flammable cabinets where indicated in the Hanson Drawings (Part of Hoods/Benches)
3. Data, telephone and security wiring. Allowance of S50,000.
10.	EXCLUSIONS
1. Future fume hoods
2. Future benches
3. System furniture
4. Biosafety cabinets (Provisions by Landlord for one Thimble Connection where requested)

5. Lab equipment
6. Emergency generator- (equipment only) and wiring from emergency generator to transfer switch.
7. Thimble connections other than provided by Landlord.

EXHIBIT E
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Exhibit “F” — Vivarium Specifications
          Landlord’s Work is intended to include improvements reflected on the floor plan attached to the Lease as Exhibit E (the “Vivarium Floor Plan”), reasonably necessary for Tenant and future biotechnology and chemistry tenants to conduct their businesses on the Premises. Landlord’s Work will include those items depicted on the Vivarium Floor Plan and described below:
1.	STATE AND LOCAL CODE COMPLIANCE
All design and construction shall conform to all Federal, State and Local building codes and ordinances to include but not be limited to the most current version Of the following documents.
1.	1997 Uniform Building Code

2.	2001 California Building Code

3.	2001 Uniform Plumbing Code

4.	2001 Uniform Mechanical Code

5.	1999 National Electrical Code

6.	2000 Uniform Fire Code

7.	1994 ADA Standards for Accessible Design

8.	2001 Title 24, California’s Energy Efficiency Standards

9.	California Division of Occupational Safety and Health

10.	San Diego Municipal Code
2.	ARCHITECTURAL
A.	FLOORING/CASEWORK/BENCHES

General Requirements	Moisture vapor emission testing (VET) shall be conducted by a qualified testing agency of concrete slabs scheduled to be covered with a flooring material. Any areas of the concrete slab which exceed the finish flooring manufacturer/installer warranty limits for allowable moisture vapor emission will be properly treated with vapor retarders such as “Floor Seal Technology and Alkalinity Control System Applications” or similar applications to obtain warranty.

All areas	Expoxy flooring throughout.

Casework	Metal Casework as shown on Exhibit E (no other overhead cupboards, soffits, or additional tech spaces)

Benches	Locker room bench (1)
B.	WALL CONSTRUCTION

Non-Load Bearing Rated	Rated walls, ceilings and other enclosures shall be constructed of “Type-X” gypsum drywall board (thickness and number of layers per code) on metal studs sized appropriately by structural calculations for the height and width and class of wall required.

Non-Load Bearing Non-Rated	Non-Rated walls, ceilings and other enclosures shall be constructed of 5/8” thick gypsum drywall over 20 gauge by 3-5/8” minimum width metal studs

Interior Walls Supporting Casework or Fixtures	All interior walls that will be used to mount casework, appliances, or fixtures will have backing installed within the wall appropriate to support this item’s weight and forces acting applied to it.
C.	WALL FINISHES

All Areas	Wall finishes in these areas shall be a minimum of Level-4 smoothness capable of receiving paint without texture or wall coverings. Paint shall be epoxy. PVC wall bumpers at holding rooms, corridors, cage wash rooms and quarantine.
D.	DOORS/HARDWARE

All Areas	Doors shall be hollow metal, 7 foot. Doorframes shall be hollow metal. Door finish, frame finish, color(s) and hardware shall be selected by Landlord

Hardware	Type-D (Heavy Duty Commercial) Schlage hardware or better approved by Landlord.
E.	CEILINGS

All Areas	Hardlids 5/8” thick gypsum drywall over 20 gauge by 3-5/8” minimum width metal studs at 9’ AFF. Paint shall be epoxy
3.	STRUCTURAL
The tenant may not alter or attach objects to the structural components (foundation, slab, walls, columns, beams, purlins, etc.) of the facility in any way before acquiring the following:
A.	Approval by the Landlord or the Landlord’s representative.

B. Structural design calculations and construction documents from a Licensed Structural Engineer in the State of California.
4.	MECHANICAL (VIVARIUM)
A.	AIR HANDLER
The vivarium will be served by (1) dedicated, roof mounted, constant volume, 5800 CFM Energy Labs air handling unit (or a unit with capacity to provide air changes as described in paragraph 4.F.) comprised of moisture eliminator, 95% internal filtration, CHW coil, supply fan, fan section and will deliver 100% outside air to the space.
B.	EXHAUST FAN
The vivarium will be exhausted via (1) single dedicated roof mounted utility exhaust fan (biosafety cabinets will not be exhausted).
C.	ZONING.
All of the vivarium spaces will be comprised of (6) zones, the following five zones will be the responsibility of the Landlord: (1) the Mice Holding and Procedure Rooms (245 and 247), (2) the Rat Holding and Procedure Rooms (246 and 248), (3) the Quarantine Area (241), (4) the Glass cage wash Rooms (242 and 244), (5) the Gowning Vestibule (250), Receiving Room (240), Feed and Bedding Room (243) and Toilet Room (251 within one zone.
The sixth and final zone and associated reheat coils serving Mice Holding (249), will be paid for by the Tenant.
D.	REHEAT COILS
Reheat coils will be provided at each of the Landlord provided individual zones (total of 5) as required to maintain space temperature.
E.	CONTROLS
The controls system is to be DDC and shall be tied into the existing DDC front end controls system currently used in the building. There will be individual temperature control for each zone (no humidity control has been provided). System shall have trending capability.
F.	AIR CHANGES
Air change rates will be 15 AC/HR for all Holding Rooms, Procedure Rooms, Quarantine Room, Cagewash Room (or as required by the equipment’s heat load) and Gowning Vestibule. Air change rates for Receiving, Feed & Bedding Rooms, Corridor and toilet Room will be at 15 AC/HR.

G.	PRESSURIZATION
All zones shall be equipped with manual volume dampers that shall be locked into position for balance and pressurization.
H.	CENTRAL PLANT
All CHW and HHW services will be provided by existing chillers, cooling towers, boilers and associated pumps through new piping utilities.
I.	CAGEWASH ROOM
The ceiling mounted exhaust distribution serving the Cagewash Room is to be of stainless steel composition and shall have Stainless steel ducting from the grilles back to the main duct.
J.	EXHAUST
The Holding Rooms shall have galvanized low wall exhaust ductwork, grilles and filters. Point of use exhaust for necropsy tables. Duct work to be engineered and fabricated for future carbon filter.
K.	GENERAL UTILITIES
All ductwork shall be galvanized for both supply and exhaust air systems (except as noted above). All mechanical piping utilities are to be either black iron or hard drawn copper (no additional filtration it to be provided for any of the vivarium areas; air handling unit has 95% filters).
5.	PLUMBING (VIVARIUM)
A.	HOLDING ROOMS
Provide vacuum service to each bio-safety cabinet. (Floor drains or feed watering system shall not be provided).
B.	PROCEDURE ROOMS
Provide single bowl stainless steel sinks, with industrial H&C water faucets, and individual eye wash stations O2 and CO2 piping to the fixtures as indicated on the plan.
C.	CAGEWASH
Currently serving the other tenant. Industrial cold & hot water to be utilized at the scullery sink and a single floor sink is to be installed Floor drain in room, Janitors sink to be provided. New water heater (gas fired). Recessed hose bib for wash down. (Steam, if required will be provided by the Tenant.)

D.	Toilet Room
(1) water closet and (1) lavatory for small toilet room with industrial H&C water faucet.
E.	QUARANTINE ROOM
Wall mount sink with industrial H&C water faucet.
F.	GOWNING/VESTIBULE
No plumbing services required.
G.	FEED BEDDING & STORAGE
No plumbing services required.
H.	CORRIDOR
No plumbing services required.
I.	Vivarium Receiving
O2 and CO2 piping as indicated.
6.	ELECTRICAL
1. All holding and procedure rooms to have occupancy sensors which will control a red light outside of each respective room
2. Each room to have “ring and string” for future data
3. Provide egress lighting per code
4. 2 level lighting control system with central timer and override for rooms: 241, 246, 245 and 249.
5. Room 240 vivarium reception area
a.	2 receptacles

b.	A & B switching only
6. Room 241 Quarantine
a.	3 receptacles

7. Room 242 glass washing dirty
a.	1 receptacle

b.	Power as required to dumping station
8. Room 244 cagewash clean/cage storage
a.	1 receptacle GF1

b.	Power as required to autoclave

c.	Power as required to washer

d.	Power as required to bottle filler
9. Room 245 Rat Holding
a.	1 receptacle GFI
10. Room 246 Holding Area
a.	6 receptacle GFI
11. Room 247 Rat Procedure
a.	1 receptacle GFI

b.	Power at bench top for miscellaneous equipment

c.	Power as required to down draft table
12. Room 248 Mice Procedure
a.	1 receptacle GFI

b.	Power at bench top for miscellaneous equipment

c.	Power as required to down draft table
13. Room 249
a.	1 receptacle GFI
14. Power distribution
15. Room 250 tech vestibule
a.	A & B Switching only

b.	2 receptacles

c.	Receptacles to tech desks
16. Toilets
a.	1 receptacle

b.	one bathroom light fixture with local switch
17. Connections to mechanical equipment
18. General — Landlord to provide power and connections to the following equipment in the vivarium as shown on Exhibit F, including:
a.	Micro-isolators

b.	Biosafety cabinets

c.	Animal changing stations

d.	Refrigerator

e.	Cagewash, Autoclave

f.	Down draft tables

g.	Dumping station

h.	Bottle filler
CLARIFICATION:
With exception of vestibule and toilet areas all lighting in the vivarium shall be Class 10000.
EXCLUSIONS:
All low voltage systems and low voltage conduit.
Telephone/data and security (except for allowance provided as part of lab/office spec)
Anything not specifically listed above.
Handling, removal or disposal of any hazardous material is specifically excluded and any direct or indirect costs incurred due to abatement or delay caused by abatement schedules shall be considered to be outside the scope.
7.	FIRE PROTECTION
A.	ALARM PANEL

1. Tie into existing fire alarm control panel per code.
2. Full-recessed gasketed sprinkler heads with chrome or white escutcheons throughout.
3. Cover plates on wall-mounted strobes shall be in accordance with Applicable Law.
4. Fire extinguisher cabinets shall be semi-recessed white or brushed 626 finish.
5. CA code minimum fire, life, safety system will be provided.
8.	EXCLUSIONS
1. Surgery Lights;
2. The sixth and final zone and associated reheat coils serving Mice Holding (249), will be paid for by the Tenant;
3. Lighting Control System, beyond what is specified;
4. Microisolators;
5. Changing Stations;
6. Bio-Safety Cabinets and thimble connections;
7. Animal Feed Water System, both loop and final connections;
8. Fiberglass reinforcement-in walls and ceilings;
9. Hepa Filtration;
10. Necropsy Tables;
11. Fold down tables for computer stations;
12. Air Shower;
13. Humidity Control;
14. Lockers/Shoe Storage;
15. Pass through to cell culture;
16. Micro isolator exhaust connections below ceiling;
17. Trench drains;

18. Plant steam systems;
19. Lockers, Casework, etc., other than specified;
20. Animal Cages;
21, Cage Washer and all other equipment;
22. Glass washer and all other equipment;
23. Autoclave and all other equipment.

Exhibit “G” — Standards for Exit Assessment
The following minimum studies and assessments to be conducted in accordance with the applicable portions of ASTM Standards E-1527-93 and E-1528-93 for Phase I Environmental Assessments as may be changed by applicable authority, subject to follow-up testing if warranted by the following:
A. The following assessments and inspections:
1. “Interior and Exterior Site Assessment” consisting of a visual inspection of all surfaces (including, without limitation, floors, walls, ceiling tiles, benches, sinks, interior cabinets, exterior areas, and fume hoods) for signs of contamination and deterioration. Visual inspection of all bench and hood sinks and readily accessible drain lines for signs of deterioration, loss of integrity and leakage. The Interior and Exterior Site Assessment shall include detailed written documentation of all observations and dated photos to document the existing condition thereof.
2. Visual Inspection of Wastewater Collection System piping exclusively serving the Premises for any breaks in or degradation of such piping systems, or any accumulated Hazardous Materials.
3. Assessment of biological waste storage unit and any hazardous or radioactive waste storage units, including governmental disclosures and decontamination certificates relating to the same.
4. In order to verify that there is no contamination of the laboratory hoods and exhaust system, an inspection shall be made consisting of an inspection of the laboratory hoods and exhaust system with detailed documentation of all observances, including without limitation, observed solids, liquids, odors or Hazardous Materials entrapment. Such inspection shall include inspection of the roof area to determine the existence of any deterioration from condensation of hazardous Materials produced by Tenant in the exhaust system which causes such deterioration.
B. The Assessment Criteria shall also include such sampling and testing as the consultant reasonably recommends based upon his or her observations, including post-cleanup sampling to verify absence of Hazardous Materials.

EXHIBIT B
SUBLEASED PREMISES
[MAP]

EXHIBIT C
FF&E
[To Be Inserted]

EXHIBIT D
CONSENT TO SUBLEASE AGREEMENT
(5871 Oberlin Drive)
     This CONSENT TO SUBLEASE AGREEMENT (this “Agreement”) is made as of June 29, 2009, by and among VPI OBERLIN I, L.P., a California limited partnership (“Landlord”) and PHENOMIX CORPORATION, a Delaware corporation (“Tenant”) and ANADYS PHARMACEUTICALS, INC., a Delaware corporation (“Subtenant”).
R E C I T A L S :
     A. Reference is hereby made to that certain Lease dated July 31, 2003, between Landlord and Tenant (the “Lease”), for space on the ground floor (the “Premises”) in that certain office building located at 5871 Oberlin Drive, San Diego, California 92121 (the “Building”).
     B. Pursuant to the terms of Article 21 of the Lease, Tenant has requested Landlord’s consent to that certain Sublease dated June 18, 2009, between Tenant and Subtenant (the “Sublease”), with respect to a subletting by Subtenant of a portion of the Premises, as more particularly described in the Sublease (the “Sublet Premises”). A copy of the Sublease is attached hereto as Exhibit A. Landlord is willing to consent to the Sublease on the terms and conditions contained herein.
     C. All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.
A G R E E M E N T :
     1. Landlord’s Consent. Landlord hereby consents to the Sublease; provided, however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. The Sublease is subject and subordinate to the Lease. Except as expressly provided herein, neither this Agreement nor the Sublease shall be construed to modify, waive or amend any of the terms, covenants and conditions of the Lease or to waive any breach thereof or any of Landlord’s rights or remedies thereunder or to enlarge or increase any obligations of Landlord under the Lease. Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease. However, Landlord agrees to the modified insurance provisions in Section 7.10 of the Sublease as to Subtenant only.
     2. Non-Release of Tenant; Further Transfers. Neither the Sublease nor this consent thereto shall release or discharge Tenant from any liability, whether past, present or future, under the Lease or alter the primary liability of the Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by the Subtenant for services and materials supplied to the Sublet Premises). Neither the Sublease nor this consent thereto shall be construed as a waiver of Landlord’s right to consent to any further subletting either by Tenant or by the Subtenant or to any assignment by Tenant of the Lease or assignment by the Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. Landlord may consent to subsequent sublettings and assignments of the Lease or the Sublease or any amendments or modifications thereto without notifying Tenant nor anyone else liable under the Lease and without obtaining their consent. No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Sublet Premises.
     3. Relationship with Landlord. Tenant hereby assigns and transfers to Landlord the Tenant’s interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 3. Landlord, by consenting to the Sublease agrees that until a default shall occur in the performance of Tenant’s obligations under the Lease, Tenant may receive, collect and enjoy the rents accruing under the Sublease. In the event Tenant shall default in the performance of its obligations to Landlord under the Lease (whether or not Landlord terminates the Lease), however, Landlord may, at its option, by giving notice to Tenant, either (i) terminate the Sublease, (ii) elect to receive and collect, directly from Subtenant, all rent any other sums owing and to be owed under the Sublease, as further set forth in Section 3.1, below, and/or (iii) elect to succeed to Tenant’s interest in the Sublease, and cause Subtenant to attorn to Landlord, as further set forth in Section 3.2, below. If Landlord elects to terminate the Sublease pursuant to section 3(i) above, Subtenant acknowledges and agrees that Landlord shall have no liability to Subtenant as a result thereof.
          3.1 Landlord’s Election to Receive Rents. Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from the Subtenant pursuant to Section 3(ii), above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under the Lease, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the Subtenant as the result of any such default shall in no manner whatsoever be deemed an attornment by the Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any payment of rent from the Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by the Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.
          3.2 Landlord’s Election of Tenant’s Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 3(iii), above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one (1) month’s rent or any security deposit paid by Subtenant to Tenant, (ii) be liable for any previous act or omission of Tenant under the Sublease or for any other defaults of Tenant under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord. In no event shall any such attornment increase the obligations or liability of Subtenant beyond that which is contained in the Sublease and Subtenant will not be responsible for any defaults by Tenant under the Lease.
          3.3 Roof Top Access. Subject to the term and conditions of the Lease, Landlord agrees to allow Subtenant and Tenant access to the roof of the Building at no additional charge for the purpose of performing maintenance and repairs to that certain dedicated HVAC unit currently serving, as of the date hereof, the computer room portion of the Premises and/or Sublet Premises and that certain boiler currently serving, as of the date hereof, the dish wash/autoclave room within the Premises and/or Sublet Premises. Tenant and Subtenant each hereby agrees to indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, damage, liability, expense, claim, action or cause of action of any third party, whether, foreseeable or not, resulting as a direct or indirect consequence of the exercise by Tenant or Subtenant of its rights under this Section 3.3 or the use of the roof of the Building. Tenant and/or Subtenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty.
     4. General Provisions.
          4.1 Consideration for Sublease. Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease.

          4.2 Brokerage Commission. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including, but not limited to, attorney’s fees) incurred by Landlord in resisting any claim for any such brokerage commission.
          4.3 Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.
          4.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.
          4.5 Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.
          4.6 Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.
          4.7 Attorney’s Fees. If any party commences litigation against another for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.
          4.8 Landlord’s Costs. Within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord any costs and reasonable attorneys’ fees incurred by Landlord in connection with Landlord’s review and analysis of the Sublease and preparation of this Consent to Sublease.
     IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.

“Landlord:”

VPI OBERLIN I, L.P.,
a California limited partnership

By:	/s/ Daniel J. Ryan

Its:	President

“Tenant:”

PHENOMIX CORPORATION,
a Delaware corporation

By:	/s/ Laura Shawver

Its:	Chief Executive Officer
[Signatures Continue on Following Page]

“Subtenant:”

ANADYS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Stephen T. Worland

Its:	Chief Executive Officer

EXHIBIT “A”
[Sublease between Anadys Pharmaceuticals, Inc. and Phenomix Corporation]